Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned Subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

September 30, 2013

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

September 30, 2013

Assured Guaranty Re Ltd.

Consolidated Balance Sheets (unaudited)

(dollars in millions except per share and share amounts)

	As of September 30, 2013	As of December 31, 2012
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $1,970 and $2,023)	$2,031	$2,191
Short-term investments, at fair value	140	169
Total investment portfolio	2,171	2,360
Loan receivable from affiliate	90	90
Cash	4	20
Premiums receivable, net of ceding commissions payable	232	244
Ceded unearned premium reserve	6	1
Deferred acquisition costs	310	330
Salvage and subrogation recoverable	21	30
Credit derivative assets	4	9
Deferred tax asset, net	7	3
Other assets	83	63
Total assets	$2,928	$3,150
Liabilities and shareholder’s equity
Unearned premium reserve	$1,104	$1,177
Loss and loss adjustment expense reserve	297	240
Reinsurance balances payable, net	19	7
Credit derivative liabilities	411	389
Other liabilities	23	35
Total liabilities	1,854	1,848
Commitments and contingencies (See Note 13)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2013 and 2012)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2013 and 2012)	1	1
Additional paid-in capital	857	857
Retained earnings	159	283
Accumulated other comprehensive income, net of tax of $4 and $7	57	161
Total shareholder’s equity	1,074	1,302
Total liabilities and shareholder’s equity	$2,928	$3,150
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Net earned premiums	$35	$40	$113	$110
Net investment income	19	22	58	66
Net realized investment gains (losses):
Other-than-temporary impairment losses	0	0	(2)	(2)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	0	0	0	(2)
Other net realized investment gains (losses)	0	4	2	11
Net realized investment gains (losses)	0	4	0	11
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	3	(4)	0	(13)
Net unrealized gains (losses)	67	0	(37)	(97)
Net change in fair value of credit derivatives	70	(4)	(37)	(110)
Other income	4	(1)	2	(3)
Total revenues	128	61	136	74
Expenses
Loss and loss adjustment expenses	37	1	86	81
Amortization of deferred acquisition costs	9	11	31	28
Other operating expenses	4	5	11	15
Total expenses	50	17	128	124
Income (loss) before income taxes	78	44	8	(50)
Provision (benefit) for income taxes
Current	3	0	9	4
Deferred	(2)	2	1	3
Total provision (benefit) for income taxes	1	2	10	7
Net income (loss)	$77	$42	$(2)	$(57)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$77	$42	$(2)	$(57)
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit)	(9)	35	(102)	61
Investments with other-than-temporary impairment, net of tax	0	(3)	(2)	(5)
Unrealized holding gains (losses) arising during the period, net of tax	(9)	32	(104)	56
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit)	0	4	0	10
Other comprehensive income (loss)	(9)	28	(104)	46
Comprehensive income (loss)	$68	$70	$(106)	$(11)

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statement of Shareholder’s Equity (unaudited)

For the Nine Months Ended September 30, 2013

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2012	$—	$1	$857	$283	$161	$1,302
Net loss	—	—	—	(2)	—	(2)
Dividends	—	—	—	(122)	—	(122)
Other comprehensive loss	—	—	—	—	(104)	(104)
Balance at September 30, 2013	$—	$1	$857	$159	$57	$1,074

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Nine Months Ended September 30,
	2013	2012
Net cash flows provided (used in) by operating activities	$34	$(6)
Investing activities
Fixed maturity securities:
Purchases	(416)	(384)
Sales	280	341
Maturities	179	229
Net sales (purchases) of short-term investments	29	6
Loan to affiliate	—	(90)
Net cash flows provided by investing activities	72	102
Financing activities
Dividends paid	(122)	(111)
Net cash flows provided by (used in) financing activities	(122)	(111)
Effect of exchange rate changes	0	—
Increase (decrease) in cash	(16)	(15)
Cash at beginning of period	20	22
Cash at end of period	$4	$7
Supplemental cash flow information
Cash paid during the period for:
Income taxes	$10	$7

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements (unaudited)

September 30, 2013

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (“AG Re” or, together with its subsidiaries, the “Company”) is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (“AGOUS”), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (“AGRO”). AG Re and AGRO primarily underwrite financial guaranty reinsurance. AG Re and AGRO have written business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. AGRO owns Assured Guaranty Mortgage Insurance Company (“AGMIC”), a New York corporation that had historically provided mortgage guaranty insurance and reinsurance.

AG Re is wholly owned by Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. The Company’s affiliates Assured Guaranty Corp. (“AGC”) and Assured Guaranty Municipal Corp. (“AGM” and, together with AGC, the “affiliated ceding companies”) account for the majority of all new business written by the Company in 2013 and 2012.

The Company reinsures financial guaranty insurance and credit derivative contracts under quota share and excess of loss reinsurance treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest ("Debt Service") when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall and the Company, as reinsurer, is required under the reinsurance agreement to pay its assumed share of such principal or interest shortfall. Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets such as residential or commercial mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The Company also includes within structured finance obligations other specialized financial obligations.

In the past, the Company had reinsured its affiliated ceding companies when they sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives. Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the guarantor’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The credit derivative transactions that the Company assumed are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation and are comprised primarily of credit default swaps (“CDS”). The affiliated ceding companies have not entered into any new CDS to sell credit protection since the beginning of 2009, when regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the decision of the affiliated ceding companies not to enter into new CDS in the foreseeable future. The affiliated ceding companies actively pursue opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of September 30, 2013 and cover the three-month period ended September 30, 2013 (“Third Quarter 2013”) and the three-month period ended September 30, 2012 (“Third Quarter 2012”), the nine-month period ended September 30, 2013 ("Nine Months 2013") and the nine-month period ended September 30, 2012 ("Nine Months 2012"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AG Re and its subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company included as Exhibit 99.1 in AGL’s Form 8-K dated May 17, 2013, furnished to the U.S. Securities and Exchange Commission (the “SEC”).

2.    Business Changes and Accounting Developments

Summarized below are updates of the most significant recent events that have had, or may have in the future, a material effect on the financial position, results of operations or business prospects of the Company.

Rating Actions

The financial strength ratings of a reinsurer have been an important competitive factor in the financial guaranty reinsurance market. Historically, such ratings have affected the amount of credit that the rating agencies have allowed an unaffiliated ceding company for the reinsurance, and therefore the ratings of a reinsurer were relevant to a ceding company's ability to manage its capital for rating agency purposes. The financial strength rating of a reinsurer also could determine whether companies that have ceded business to it have the right to recapture such business, along with assets representing statutory unearned premium and loss reserves, plus in certain cases to receive an additional ceding commission, associated with that business.

In the last several years, Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) have downgraded the financial strength ratings of AG Re and its insurance subsidiaries that they rated at the time of such downgrades. The latest downgrade took place on January 17, 2013, when Moody’s downgraded the financial strength ratings of AG Re to Baa1 from A1. While the outlook for the ratings from S&P and Moody's is now stable, there can be no assurance that S&P and Moody's will not take further action on the Company’s ratings.

Based on the Company's current ratings and subject to the terms of the particular reinsurance agreements, third party ceding companies may have the right to recapture assumed business ceded to AG Re, and assets representing substantially all of the statutory unearned premium (net of ceding commissions) and loss reserves (if any), plus in certain cases to receive an additional ceding commission, associated with that business. As of September 30, 2013, AG Re had posted $314 million of collateral in trust accounts for the benefit of third party ceding companies to secure its obligations under its reinsurance agreements, excluding contingency reserves. As of September 30, 2013, the amount of additional ceding commission for AG Re was $7 million.

The Company manages its business with the goal of achieving high financial strength ratings. If the financial strength ratings of the Company were reduced below current levels, the Company expects it could have adverse effects on its future business opportunities as well as the premiums it could charge for its insurance and reinsurance, and consequently, a further downgrade could harm the Company’s new business production and results of operations in a material respect. For a discussion of the effect of rating actions on the Company, see the following:

•	Note 5, Expected Loss to be Paid

•	Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 12, Reinsurance and Other Monoline Exposures

Accounting Changes

In 2013, the Company expanded Note 15, Other Comprehensive Income, upon adoption of new guidance on other comprehensive income disclosures (per Accounting Standards Update (ASU) No. 2013-02).

Significant Transactions

•
On October 10, 2013, one of the Company's affiliated ceding companies and Deutsche Bank terminated a below investment grade transaction under which the affiliated ceding company had provided credit protection to Deutsche Bank through a credit default swap. The transaction had a net par outstanding of $294 million at the time of termination, of which $44 million was assumed by AG Re.

•
In August 2013, AGC entered into a settlement agreement with a provider of representations and warranties ("R&W") that resolved AGC’s claims relating to specified residential mortgage-backed securities ("RMBS") transactions that AGC had insured, and AGM entered into a settlement agreement with a servicer of certain RMBS transactions that AGM had insured. Some of the exposure covered by the aforementioned agreements was assumed by AG Re. See Note 5, Expected Loss to be Paid.

•
On June 21, 2013, AGM entered into a settlement agreement with Flagstar Bank in connection with its litigation for breach of contract against Flagstar on the Flagstar Home Equity Loan Trust, Series 2005-1 and Series 2006-2 second lien transactions. The agreement followed judgments by the court in February and April 2013 in favor of AGM, which Flagstar had planned to appeal. As part of the settlement, AGM received a cash payment of $105 million and Flagstar withdrew its appeal. Flagstar also will reimburse AGM in full for all future claims on AGM’s financial guaranty insurance policies for such transactions. This settlement resolved all RMBS claims that AGM had asserted against Flagstar and each party agreed to release the other from any and all other future RMBS-related claims between them. Some of the exposure covered by the aforementioned agreement was assumed by AG Re. See Note 5, Expected Loss to be Paid.

•
On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving Assured Guaranty’s claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies.

3.	Outstanding Exposure

The Company’s direct and assumed financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, diversifying its insured portfolio and maintaining rigorous subordination or collateralization requirements on structured finance obligations.

In Third Quarter 2013, the Company changed the manner in which it presents par outstanding and Debt Service in two ways. First, the affiliated ceding companies had previously included securities purchased for loss mitigation purposes in their investment portfolio and their financial guaranty insured portfolio. Beginning with Third Quarter 2013, for exposures assumed from the affiliated ceding companies, the Company's financial guaranty insured portfolio excludes the exposure related to securities purchased for loss mitigation by the affiliated ceding companies in cases where the Company chose to participate in such loss mitigation efforts; this approach was taken as of both September 30, 2013 and December 31, 2012. This reduced its below investment grade net par as of September 30, 2013 by $162 million from what it would have been without the change. Second, the Company refined its approach to its internal credit ratings and surveillance categories. Please refer to "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below for additional information.

Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
	(in millions)
Public finance	$171,853	$184,199	$171,853	$184,199
Structured finance	14,397	16,797	14,182	16,759
Total financial guaranty	$186,250	$200,996	$186,035	$200,958

In addition to the amounts shown in the table above, the Company’s net mortgage guaranty insurance in force was approximately $150 million as of September 30, 2013. The net mortgage guaranty insurance in force is assumed excess of loss business written between 2004 and 2006 and comprises $142 million covering loans originated in Ireland and $8 million covering loans originated in the United Kingdom ("U.K.").

Financial Guaranty Portfolio by Internal Rating
As of September 30, 2013

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$750	0.8%	$458	4.5%	$2,993	29.4%	$1,180	47.1%	$5,381	4.6%
AA	30,100	31.4	419	4.1	1,637	16.1	103	4.1	32,259	27.1
A	52,069	54.2	2,602	25.4	1,520	14.9	407	16.2	56,598	47.6
BBB	11,359	11.8	6,471	63.2	1,473	14.4	680	27.1	19,983	16.8
Below-investment grade (“BIG”)	1,706	1.8	284	2.8	2,562	25.2	138	5.5	4,690	3.9
Total net par outstanding (excluding loss mitigation bonds)	$95,984	100.0%	$10,234	100.0%	$10,185	100.0%	2,508	100.0%	$118,911	100.0%
Loss Mitigation Bonds	5		—		159		—		164
Net par outstanding (including loss mitigation bonds)	$95,989		$10,234		$10,344		$2,508		$119,075

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2012

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category(1)	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$844	0.8%	$462	4.2%	$3,757	33.0%	$1,633	51.9%	$6,696	5.3%
AA	33,172	32.8	655	5.9	1,305	11.5	120	3.8	35,252	27.8
A	53,920	53.4	2,627	23.7	2,030	17.8	477	15.1	59,054	46.6
BBB	11,443	11.3	6,853	61.9	1,326	11.6	775	24.6	20,397	16.1
BIG	1,685	1.7	478	4.3	2,973	26.1	146	4.6	5,282	4.2
Total net par outstanding (excluding loss mitigation bonds)	$101,064	100.0%	$11,075	100.0%	$11,391	100.0%	$3,151	100.0%	$126,681	100.0%
Loss Mitigation Bonds	6		—		155		—		161
Net par outstanding (including loss mitigation bonds)	$101,070		$11,075		$11,546		$3,151		$126,842
____________________

(1)
In Third Quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below. This approach is reflected in the "Financial Guaranty Portfolio by Internal Rating" tables as of both September 30, 2013 and December 31, 2012.

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized, or expected to be collateralized, by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that, beginning this quarter, the Company's internal credit ratings focus on future performance, rather than lifetime performance. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" below.

The Company monitors its investment grade credits to determine whether any new credits need to be internally downgraded to BIG. The Company refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company's insured credit ratings on assumed credits are based on the Company's reviews of low-rated credits or credits in volatile sectors, unless such information is not available, in which case, the ceding company's credit rating of the transactions are used. The Company models most assumed RMBS credits with par above $1 million, as well as certain RMBS credits below that amount.

Credits identified as BIG are subjected to further review to determine the probability of a loss (see Note 5, Expected Loss to be Paid). Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims over the future of that transaction than it will have reimbursed. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for recording of reserves for financial statement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. In Third Quarter 2013, the Company refined the definitions of its BIG surveillance categories to be consistent with its new approach to assigning internal credit ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories". The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Refinement of Approach to Internal Credit Ratings and Surveillance Categories

Typically, when an issuer of a debt security has defaulted on a payment and has not made up that missed payment, the debt security is considered by the rating agencies to be below-investment-grade regardless of its current credit condition. Similarly, the Company had previously considered those securities on which it has made an insurance claim payment that had not been reimbursed to be BIG regardless of their current credit condition.

Structured finance transactions often include mechanisms for reimbursing the Company for its insurance claim payments from assets underlying the transactions to the extent permitted by asset performance. With improvements beginning to occur in the performance of the assets underlying some of the structured finance securities the Company has insured, the Company is receiving reimbursements on some transactions on which it had paid claims in the past. As a result of these improvements, it now projects receiving reimbursements (rather than making claims) in the future on some of those transactions. Under the old approach, a transaction with a projected lifetime loss, no matter how strong on a prospective basis, was required to be rated BIG. During Third Quarter 2013, the Company revised its approach to internal credit ratings. Under its revised approach, a transaction may be rated investment grade if it (a) has turned generally cash-flow positive and (b) is projected to have net future reimbursements with sufficient cushion to warrant an investment grade rating, even if it is projected to have ending lifetime unreimbursed insurance claim payments. The new approach resulted in the upgrade to investment grade of four RMBS transactions with a net par of $2 million that would have been BIG under the previous approach at September 30, 2013 and one of the RMBS transactions with a net par of $0.2 million at December 31, 2012.

The Company also applied its change in approach to internal credit ratings to the Surveillance BIG Category definitions. Previously the BIG Category definitions were based in large part on whether lifetime losses were projected. Under the new approach, the BIG Category definitions are based on whether future losses are projected. In addition to the upgrades out of BIG described above, the change in approach resulted in the migration of a number of risks within BIG Categories. The following table shows the BIG exposure as it would have been categorized under the previous approach and how it is categorized under the new approach:

Below-Investment-Grade
Net Par Outstanding
As of September 30, 2013

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$1,721	$2,108	$387
BIG 2	922	922	—
BIG 3	2,049	1,660	(389)
Total	$4,692	$4,690	$(2)

Below-Investment-Grade
Net Par Outstanding
As of December 31, 2012

	Previous Approach	New Approach	Difference
	(in millions)
BIG 1	$2,289	$2,534	$245
BIG 2	838	838	—
BIG 3	2,155	1,910	(245)
Total	$5,282	$5,282	$0

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of September 30, 2013

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$25	$60	$6	$91	$137	0.1%
Alt-A first lien	228	276	43	547	734	0.5
Option ARM	12	55	17	84	124	0.1
Subprime	20	46	69	135	788	0.1
Second lien U.S. RMBS:
Closed end second lien	0	0	18	18	29	0.0
Home equity lines of credit (“HELOCs”)	187	22	91	300	315	0.2
Total U.S. RMBS	472	459	244	1,175	2,127	1.0
Trust preferred securities (“TruPS”)	182	34	228	444	1,294	0.4
Other structured finance	217	90	774	1,081	9,272	0.9
U.S. public finance	1,061	231	414	1,706	95,984	1.4
Non-U.S. public finance	176	108	—	284	10,234	0.2
Total	$2,108	$922	$1,660	$4,690	$118,911	3.9%

Financial Guaranty Exposures
(Insurance and Credit Derivative Form)
As of December 31, 2012

	BIG Net Par Outstanding				Net Par	BIG Net Par as a % of Total Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding	Outstanding
	(in millions)
First lien U.S. RMBS:
Prime first lien	$13	$81	$7	$101	$155	0.1%
Alt-A first lien	250	370	45	665	826	0.5
Option ARM	12	66	24	102	149	0.1
Subprime	19	49	76	144	899	0.1
Second lien U.S. RMBS:
Closed end second lien	1	2	17	20	34	0.0
HELOCs	33	—	312	345	386	0.3
Total U.S. RMBS	328	568	481	1,377	2,449	1.1
TruPS	369	—	236	605	1,389	0.5
Other structured finance	286	31	820	1,137	10,704	0.9
U.S. public finance	1,073	239	373	1,685	101,064	1.3
Non-U.S. public finance	478	—	—	478	11,075	0.4
Total	$2,534	$838	$1,910	$5,282	$126,681	4.2%

Below-Investment-Grade Credits
By Category
As of September 30, 2013

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,754	$354	$2,108	93	18	111
Category 2	420	502	922	41	25	66
Category 3	1,389	271	1,660	92	23	115
Total BIG	$3,563	$1,127	$4,690	226	66	292

Below-Investment-Grade Credits
By Category
As of December 31, 2012

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$1,880	$654	$2,534	99	31	130
Category 2	349	489	838	40	28	68
Category 3	1,613	297	1,910	96	22	118
Total BIG	$3,842	$1,440	$5,282	235	81	316
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Economic Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where it believes heightened uncertainties exist are: Greece, Hungary, Ireland, Italy, Portugal and Spain (the “Selected European Countries”). The Company is closely monitoring its exposures in Selected European Countries where it believes heightened uncertainties exist. Published reports have identified countries that may be experiencing reduced demand for their sovereign debt in the current environment. The Company selected these European countries based on these reports and its view that their credit fundamentals are deteriorating. The Company’s economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table net of ceded reinsurance.

Net Economic Exposure to Selected European Countries(1)
September 30, 2013

	Greece	Hungary(2)	Ireland	Italy	Portugal	Spain (2)	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Public finance	$—	$—	$—	$182	$11	$48	$241
Infrastructure finance	—	78	6	24	33	4	145
Sub-total	—	78	6	206	44	52	386
Non-sovereign exposure:
Regulated utilities	—	—	—	94	—	—	94
RMBS	—	6	142	18	—	—	166
Commercial receivables	—	0	2	21	2	1	26
Pooled corporate	5	—	17	27	1	104	154
Sub-total	5	6	161	160	3	105	440
Total	$5	$84	$167	$366	$47	$157	$826
Total BIG	$—	$75	$0	$—	$19	$48	$142
____________________

(1)
While the Company’s exposures are shown in U.S. dollars, the obligations the Company reinsures are in various currencies, including U.S. dollars, Euros and British pounds sterling. Included in the table above is $142 million of reinsurance assumed on a 2004 - 2006 pool of Irish residential mortgages that is part of the Company’s remaining legacy mortgage reinsurance business. One of the residential mortgage-backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)	See Note 5, Expected Loss to be Paid.

When a primary insurer affiliated with the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. For direct exposure this can be a relatively straight-forward determination as, for example, a debt issue supported by availability payments for a toll road in a particular country. A primary insurer affiliated with the Company may also assign portions of a risk to more than one geographic location. The Company may also have direct exposures to the Selected European Countries in business assumed from unaffiliated monoline insurance companies. In the case of assumed business for direct exposures, the Company depends upon geographic information provided by the primary insurer.

The Company has included in the exposure tables above its indirect economic exposure to the Selected European Countries through reinsurance it provides on (a) pooled corporate and (b) commercial receivables transactions. The Company considers economic exposure to a selected European Country to be indirect when the exposure relates to only a small portion of an insured transaction that otherwise is not related to a Selected European Country. In most instances, the trustees and/or servicers for such transactions provide reports that identify the domicile of the underlying obligors in the pool, although occasionally such information is not available to the primary insurer (and such company relies on such reports). The primary insurers affiliated with the Company have reviewed transactions through which they believe they may have indirect exposure to the Selected European Countries that is material to the transaction and included in the tables above the proportion of the insured par equal to the proportion of obligors so identified by its affiliated primary insurers as being domiciled in a Selected European Country. The Company may also have indirect exposures to Selected European Countries in business assumed from unaffiliated monoline insurance companies. However, in the case of assumed business for indirect exposures, unaffiliated primary insurers generally do not provide such information to the Company.

The Company no longer reinsures any sovereign bonds of the Selected European Countries. The exposure shown in the “Public Finance Category” is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

Exposure to Puerto Rico

The Company reinsures general obligations of the Commonwealth of Puerto Rico and various obligations of its instrumentalities. In recent months, investors have expressed concern about Puerto Rico's high debt levels and weak economy. Of the net insured par related to Puerto Rico, $0.6 billion is supported principally by a pledge of the good faith, credit and taxing power of the Commonwealth or by Commonwealth lease rental payments or appropriations. Puerto Rico’s Constitution provides that public debt constitutes a first claim on available Commonwealth resources. Public debt includes general obligation bonds and notes of the Commonwealth and payments required to be made under its guarantees of bonds and notes issued by its public instrumentalities. Of the remaining exposures, a significant portion, $0.8 billion, is secured by dedicated revenues such as special taxes, toll collections and revenues from essential utilities. In aggregate, the Company reinsures $1.5 billion net par to Puerto Rico obligors.

Neither Puerto Rico nor its instrumentalities are eligible debtors under Chapter 9 of the U.S. bankruptcy code.

Puerto Rico credits reinsured by the Company are presently current on their debt service payments, and the Commonwealth has never defaulted on any of its debt payments. Further, 94% of the Company’s exposure is rated investment grade internally and by both Moody’s and S&P, while 6%, substantially all of the balance of the exposure, is rated no more than one-notch below investment grade.

The Company has reduced its aggregate net par exposure to Puerto Rico credits by approximately 18% since January 2010, and limited its insurance of new issues to transactions that refunded existing exposure, with a general focus on lowering interest rates.

Management believes recent measures announced by the new Governor of Puerto Rico and his administration in adopting its fiscal 2014 budget in June reflect a strong commitment to improve the financial stability of the Commonwealth and several of its key authorities. In addition, other actions -- including plans to increase the excise tax on petroleum products, signed into law in June 2013; a 60% average rate increase for the Puerto Rico Aqueduct and Sewer Authority, implemented in July 2013; adoption in April 2013 of substantive pension reform plans that have been upheld by Puerto Rico’s Supreme Court; and the government’s reduction in the use of deficit financing and responsiveness to capital markets -- demonstrate that officials of the Commonwealth are focused on making the necessary choices to help Puerto Rico operate within its financial resources and maintain its access to the capital markets, which is a critical source of funding for the Commonwealth.

The table below presents the Company’s exposure to Puerto Rico credits:

	Net Par Outstanding	Internal Rating
	(in millions)
Commonwealth of Puerto Rico	$542	BBB-
Puerto Rico Electric Power Authority	290	BBB
Puerto Rico Highways and Transportation Authority (Transportation revenue)	244	BBB-
Puerto Rico Municipal Finance Authority	149	BBB-
Puerto Rico Aqueduct and Sewer Authority	96	BB+
Puerto Rico Convention Center District Authority	92	BBB
Puerto Rico Highways and Transportation Authority (Highway revenue)	58	BBB
Puerto Rico Public Buildings Authority	53	BBB-
Puerto Rico Infrastructure Financing Authority	8	BBB-
Puerto Rico Sales Tax Financing Corporation	7	A
Total	$1,539

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives for a discussion of credit derivative revenues.

Net Earned Premiums

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Scheduled net earned premiums	$27	$27	$72	$76
Acceleration of premium earnings	8	11	37	27
Accretion of discount on net premiums receivable	0	2	3	6
Total financial guaranty insurance	35	40	112	109
Other	0	0	1	1
Total net earned premiums	$35	$40	$113	$110

Gross Premium Receivable, Net of Ceding Commissions Roll Forward

	Nine Months
	2013	2012
	(in millions)
Balance, beginning of period	$244	$273
Premium written, net	22	36
Premium payments received, net	(42)	(67)
Adjustments to the premium receivable:
Changes in the expected term of financial guaranty insurance contracts	(2)	(9)
Accretion of discount	3	5
Foreign exchange remeasurement	(1)	1
Other adjustments	$8	$(2)
Balance, end of period	$232	$237

Gains or losses due to foreign exchange rate changes relate to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 22%, 23% and 24% of installment premiums at September 30, 2013, December 31, 2012 and September 30, 2012, respectively, are denominated in currencies other than the U.S. dollar, primarily Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of Gross Premiums Receivable,
Net of Ceding Commissions (Undiscounted)

As of September 30, 2013
(in millions)
2013 (October 1 - December 31)	19
2014	28
2015	22
2016	20
2017	19
2018-2022	74
2023-2027	48
2028-2032	33
After 2032	35
Total	$298

Scheduled Net Earned Premiums
Financial Guaranty Insurance Contracts

As of September 30, 2013
(in millions)
2013 (October 1–December 31)	25
2014	96
2015	85
2016	79
2017	73
2018 - 2022	300
2023 - 2027	201
2028 - 2032	126
After 2032	107
Total present value basis	1,092
Discount	86
Total future value	$1,178

Selected Information for Policies Paid in Installments

	As of September 30, 2013	As of December 31, 2012
	(dollars in millions)
Premiums receivable, net of ceding commission payable	$232	$244
Gross unearned premium reserve	306	318
Weighted‑average risk-free rate used to discount premiums	3.2%	3.5%
Weighted‑average period of premiums receivable (in years)	9.0	9.3

5.    Expected Loss to be Paid

The following table presents a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance or credit derivatives, by sector after the benefit for net expected recoveries for contractual breaches of representations and warranties ("R&W"). The Company used weighted average risk-free rates for U.S. dollar denominated obligations, which ranged from 0.0% to 4.36% as of September 30, 2013 and 0.0% to 3.28% as of December 31, 2012.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Third Quarter 2013

	Net Expected Loss to be Paid as of June 30, 2013	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$3	$1	$—	$4
Alt-A first lien	28	(4)	2	26
Option ARM	0	2	(1)	1
Subprime	17	2	(1)	18
Total first lien	48	1	0	49
Second lien:
Closed end second lien	2	1	—	3
HELOCs	3	(9)	4	(2)
Total second lien	5	(8)	4	1
Total U.S. RMBS	53	(7)	4	50
TruPS	8	2	2	12
Other structured finance	143	15	(15)	143
U.S. public finance	94	35	6	135
Non-U.S. public finance	15	—	(5)	10
Other	(3)	—	—	(3)
Total	$310	$45	$(8)	$347

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Third Quarter 2012

	Net Expected Loss to be Paid as of June 30, 2012	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2012(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	35	2	(6)	31
Option ARM	10	2	(4)	8
Subprime	19	1	(1)	19
Total first lien	65	5	(11)	59
Second lien:
Closed end second lien	5	(1)	—	4
HELOCs	19	4	(7)	16
Total second lien	24	3	(7)	20
Total U.S. RMBS	89	8	(18)	79
TruPS	12	—	1	13
Other structured finance	177	(5)	(1)	171
U.S. public finance	45	(5)	(7)	33
Non-U.S. public finance	100	3	(95)	8
Other	(4)	—	—	(4)
Total	$419	$1	$(120)	$300

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Nine Months 2013

	Net Expected Loss to be Paid as of December 31, 2012(2)	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2013(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$3	$—	$4
Alt-A first lien	30	(2)	(2)	26
Option ARM	4	2	(5)	1
Subprime	16	5	(3)	18
Total first lien	51	8	(10)	49
Second lien:
Closed end second lien	3	—	—	3
HELOCs	15	(13)	(4)	(2)
Total second lien	18	(13)	(4)	1
Total U.S. RMBS	69	(5)	(14)	50
TruPS	7	1	4	12
Other structured finance	170	11	(38)	143
U.S. public finance	43	95	(3)	135
Non-U.S. public finance	9	6	(5)	10
Other	(3)	(10)	10	(3)
Total	$295	$98	$(46)	$347

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward
Nine Months 2012

	Net Expected Loss to be Paid as of December 31, 2011	Economic Loss Development	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid as of September 30, 2012(2)
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$—	$1
Alt-A first lien	43	4	(16)	31
Option ARM	12	6	(10)	8
Subprime	18	3	(2)	19
Total first lien	74	13	(28)	59
Second lien:
Closed end second lien	(6)	—	10	4
HELOCs	24	9	(17)	16
Total second lien	18	9	(7)	20
Total U.S. RMBS	92	22	(35)	79
TruPS	16	(3)	—	13
Other structured finance	170	9	(8)	171
U.S. public finance	30	18	(15)	33
Non-U.S. public finance	8	36	(36)	8
Other	2	(6)	—	(4)
Total	$318	$76	$(94)	$300
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets.

(2)
Includes net expected loss adjustment expenses ("LAE") to be paid for mitigating claim liabilities of $8 million as of September 30, 2013 and $9 million as of December 31, 2012. The Company paid $3 million and $2 million in LAE for Third Quarter 2013 and 2012, respectively, and $8 million and $4 million in LAE for Nine Months 2013 and 2012, respectively.

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2013

	Future Net R&W Benefit as of June 30, 2013(2)	R&W Development and Accretion of Discount During Third Quarter 2013	R&W Recovered During Third Quarter 2013(1)	Future Net R&W Benefit as of September 30, 2013(2)
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$—	$(1)	$1
Alt-A first lien	55	(4)	(4)	47
Option ARM	11	—	—	11
Subprime	1	—	—	1
Total first lien	69	(4)	(5)	60
Second lien:
Closed end second lien	3	—	—	3
HELOC	12	—	(12)	0
Total second lien	15	—	(12)	3
Total	$84	$(4)	$(17)	$63

Net Expected Recoveries from
Breaches of R&W Rollforward
Third Quarter 2012

	Future Net R&W Benefit as of June 30, 2012(2)	R&W Development and Accretion of Discount During Third Quarter 2012	R&W Recovered During Third Quarter 2012(1)	Future Net R&W Benefit as of September 30, 2012(2)
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$—	$—	$2
Alt-A first lien	58	—	—	58
Option ARM	20	(7)	—	13
Subprime	1	—	—	1
Total first lien	81	(7)	—	74
Second lien:
Closed end second lien	5	—	—	5
HELOC	7	—	(1)	6
Total second lien	12	—	(1)	11
Total	$93	$(7)	$(1)	$85
____________________

(1)	Gross amounts recovered were $17 million and $1 million for Third Quarter 2013 and 2012, respectively.

(2)	Includes excess spread that the Company will receive as salvage as a result of a settlement agreement with an R&W provider.

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2013

	Future Net R&W Benefit as of December 31, 2012(2)	R&W Development and Accretion of Discount During Nine Months 2013	R&W Recovered During Nine Months 2013(1)	Future Net R&W Benefit as of September 30, 2013(2)
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$2	$—	$(1)	$1
Alt-A first lien	59	(7)	(5)	47
Option ARM	13	1	(3)	11
Subprime	1	—	—	1
Total first lien	75	(6)	(9)	60
Second lien:
Closed end second lien	4	—	(1)	3
HELOC	7	6	(13)	0
Total second lien	11	6	(14)	3
Total	$86	$0	$(23)	$63

Net Expected Recoveries from
Breaches of R&W Rollforward
Nine Months 2012

	Future Net R&W Benefit as of December 31, 2011	R&W Development and Accretion of Discount During Nine Months 2012	R&W Recovered During Nine Months 2012(1)	Future Net R&W Benefit as of September 30, 2012(2)
	(in millions)
U.S. RMBS
First lien:
Prime first lien	$1	$1	$—	$2
Alt-A first lien	54	5	(1)	58
Option ARM	21	(7)	(1)	13
Subprime	1	—	—	1
Total first lien	77	(1)	(2)	74
Second lien:
Closed end second lien	17	—	(12)	5
HELOC	13	—	(7)	6
Total second lien	30	—	(19)	11
Total	$107	$(1)	$(21)	$85
____________________

(1)	Gross amounts recovered were $23 million and $21 million for Nine Months 2013 and 2012, respectively.

(2)	Includes excess spread that the Company will receive as salvage as a result of a settlement agreement with an R&W provider.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid
By Accounting Model
As of September 30, 2013

	Financial Guaranty Insurance	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$3	$4
Alt-A first lien	10	16	26
Option ARM	(1)	2	1
Subprime	4	14	18
Total first lien	14	35	49
Second lien:
Closed-end second lien	3	—	3
HELOCs	(2)	—	(2)
Total second lien	1	—	1
Total U.S. RMBS	15	35	50
TruPS	1	11	12
Other structured finance	150	(7)	143
U.S. public finance	135	—	135
Non-U.S. public finance	9	1	10
Subtotal	$310	$40	350
Other			(3)
Total			$347

Net Expected Loss to be Paid
By Accounting Model
As of December 31, 2012

	Financial Guaranty Insurance	Credit Derivatives	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$1
Alt-A first lien	9	21	30
Option ARM	1	3	4
Subprime	4	12	16
Total first lien	15	36	51
Second lien:
Closed-end second lien	3	—	3
HELOCs	15	—	15
Total second lien	18	—	18
Total U.S. RMBS	33	36	69
TruPS	0	7	7
Other structured finance	156	14	170
U.S. public finance	43	—	43
Non-U.S. public finance	9	—	9
Subtotal	$241	$57	298
Other			(3)
Total			$295

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development
By Accounting Model
Third Quarter 2013

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$1	$1
Alt-A first lien	—	(4)	(4)
Option ARM	2	—	2
Subprime	1	1	2
Total first lien	3	(2)	1
Second lien:
Closed-end second lien	1	—	1
HELOCs	(10)	1	(9)
Total second lien	(9)	1	(8)
Total U.S. RMBS	(6)	(1)	(7)
TruPS	1	1	2
Other structured finance	5	10	15
U.S. public finance	35	—	35
Non-U.S. public finance	—	—	—
Subtotal	$35	$10	45
Other			—
Total			$45

Net Economic Loss Development
By Accounting Model
Third Quarter 2012

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$—
Alt-A first lien	—	2	2
Option ARM	3	(1)	2
Subprime	1	—	1
Total first lien	4	1	5
Second lien:
Closed-end second lien	—	(1)	(1)
HELOCs	4	—	4
Total second lien	4	(1)	3
Total U.S. RMBS	8	—	8
TruPS	1	(1)	—
Other structured finance	(6)	1	(5)
U.S. public finance	(5)	—	(5)
Non-U.S. public finance	4	(1)	3
Subtotal	$2	$(1)	1
Other			—
Total			$1

Net Economic Loss Development
By Accounting Model
Nine Months 2013

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$3	$3
Alt-A first lien	—	(2)	(2)
Option ARM	2	—	2
Subprime	2	3	5
Total first lien	4	4	8
Second lien:
Closed-end second lien	—	—	—
HELOCs	(14)	1	(13)
Total second lien	(14)	1	(13)
Total U.S. RMBS	(10)	5	(5)
TruPS	—	1	1
Other structured finance	12	(1)	11
U.S. public finance	95	—	95
Non-U.S. public finance	5	1	6
Subtotal	$102	$6	108
Other			(10)
Total			$98

Net Economic Loss Development
By Accounting Model
Nine Months 2012

	Financial Guaranty Insurance	Credit Derivatives(1)	Total
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$—	$—	$—
Alt-A first lien	(1)	5	4
Option ARM	6	—	6
Subprime	1	2	3
Total first lien	6	7	13
Second lien:
Closed-end second lien	1	(1)	—
HELOCs	9	—	9
Total second lien	10	(1)	9
Total U.S. RMBS	16	6	22
TruPS	(1)	(2)	(3)
Other structured finance	8	1	9
U.S. public finance	19	(1)	18
Non-U.S. public finance	37	(1)	36
Subtotal	$79	$3	82
Other			(6)
Total			$76
____________________
(1)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Third Quarter 2013 U.S. RMBS Loss Projections

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will eventually improve. Each quarter the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the quarter of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. Based on such observations the Company chose to use essentially the same assumptions and scenarios to project RMBS losses as of September 30, 2013 as it used as of June 30, 2013 and, with respect to its first lien RMBS, as it used as of December 31, 2012. The Company's use of essentially the same assumptions and scenarios to project RMBS losses as of September 30, 2013, as of June 30, 2013 and, with respect to its first lien RMBS, December 31, 2012, was consistent with its view at September 30, 2013 that the housing and mortgage market recovery is not being reflected as quickly in the performance of those transactions as it had anticipated at June 30, 2013 or December 31, 2012. During second quarter 2013 the Company had observed improvements in the performance of its second lien RMBS transactions that, when viewed in the context of their performance in previous quarters, suggested those transactions were beginning to respond to the improvements in the residential property market and economy being widely reported. Based on such observations, in projecting losses for its second lien RMBS the Company chose to decrease by two months in its base scenario and by three months in its optimistic scenario the period it assumed it would take the mortgage market to recover as compared to March 31, 2013 and December 31, 2012. The Company retained this change to its scenarios in its projections as of September 30, 2013. The Company observed some improvement in delinquency trends in most of its RMBS transactions during the third quarter, with some of that improvement in second liens driven by a servicing transfer it effectuated. Such improvement is naturally transmitted to its projections for each individual RMBS transaction, since the projections are based on the delinquency performance of the loans in that individual RMBS transaction. The Company also made adjustments during the quarter to its assumptions for specific transactions to reflect loss mitigation developments. The methodology and assumptions the Company uses to project RMBS losses and the scenarios it employs are described in more detail below under " - U.S. First Lien RMBS Loss Projections: Alt A First Lien, Option ARM, Subprime and Prime" and "- U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien".

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are delinquent or in foreclosure or where the loan has been foreclosed and the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various delinquency categories. The liquidation rate is a standard industry measure that is used to estimate the number of loans in a given aging category that will default within a specified time period. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process may ultimately affect the rate at which loans are liquidated. The Company projects these liquidations to occur over two years. Based on its review of that data, the Company maintained the same liquidation assumptions at December 31, 2012 as December 31, 2011. It chose to use those same liquidation rates at September 30, 2013 and June 30, 2013. The following table shows liquidation assumptions for various delinquency categories.

First Lien Liquidation Rates

	September 30, 2013	June 30, 2013	December 31, 2012
30 – 59 Days Delinquent
Alt-A and Prime	35%	35%	35%
Option ARM	50	50	50
Subprime	30	30	30
60 – 89 Days Delinquent
Alt-A and Prime	55	55	55
Option ARM	65	65	65
Subprime	45	45	45
90+ Days Delinquent
Alt-A and Prime	65	65	65
Option ARM	75	75	75
Subprime	60	60	60
Bankruptcy
Alt-A and Prime	55	55	55
Option ARM	70	70	70
Subprime	50	50	50
Foreclosure
Alt-A and Prime	85	85	85
Option ARM	85	85	85
Subprime	80	80	80
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans, it projects defaults on presently current loans by applying a conditional default rate ("CDR") trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 24 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 24-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. Under the affiliated ceding companies’ methodology, defaults projected to occur in the first 24 months represent defaults that can be attributed to loans that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 24 month period represent defaults attributable to borrowers that are currently performing. The CDR trend the Company used in its base case for September 30, 2013 was the same as it used for June 30, 2013 and December 31, 2012 but, because the initial CDR is calculated from currently delinquent loans, a reduction in the proportion of loans in a transaction currently delinquent will reduce that transaction's CDR (similarly, an increase in the proportion of loans currently delinquent will increase its CDR). This quarter the initial CDR calculated for most of first lien transactions was lower than that calculated last quarter, reflecting a reduction in the proportion of loans that are currently delinquent in those transactions.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historic high levels and the Company is assuming that these high levels generally will continue for another year (in the case of subprime loans, the Company assumes the unprecedented 90% loss severity rate will continue for six months then drop to 80% for six months before following the ramp described below). The Company determines its initial loss severity based on actual recent experience. The Company’s loss severity assumptions for September 30, 2013 were the same as it used for June 30, 2013 and December 31, 2012. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning in one year, and in the base case scenario, decline from there over two years to 40%.

The following table shows the range of key assumptions used in the calculation of expected loss to be paid for first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Alt-A First Lien
Plateau CDR	3.3% - 22.1%	2.5% - 22.3%	2.5% - 23.2%
Intermediate CDR	0.7% - 4.4%	0.5% - 4.5%	0.5% - 4.6%
Final CDR	0.2% - 1.1%	0.1% - 1.1%	0.1% - 1.2%
Initial loss severity	65%	65%	65%
Initial CPR	0.0% - 39.5%	0.4% - 32.2%	0.0% - 39.4%
Final CPR	15%	15%	15%
Option ARM
Plateau CDR	6.4% - 24.7%	5.6% - 24.2%	7.0% - 26.1%
Intermediate CDR	1.3% - 4.9%	1.1% - 4.8%	1.4% - 5.2%
Final CDR	0.3% - 1.2%	0.3% - 1.2%	0.4% - 1.3%
Initial loss severity	65%	65%	65%
Initial CPR	0.2% - 11.5%	0.3% - 9.8%	0.0% - 10.7%
Final CPR	15%	15%	15%
Subprime
Plateau CDR	4.3% - 41.2%	3.9% - 36.0%	4.7% - 41.6%
Intermediate CDR	0.9% - 8.2%	0.8% - 7.2%	0.9% - 8.3%
Final CDR	0.2% - 2.1%	0.2% - 1.8%	0.2% - 2.1%
Initial loss severity	90%	90%	90%
Initial CDR	0.0% - 12.1%	0.0% - 13.0%	0.0% - 12.0%
Final CPR	15%	15%	15%
____________________

(1)	Represents variables for most heavily weighted scenario (the "base case").

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. These assumptions are the same as those the Company used for June 30, 2013 and December 31, 2012.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the current conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of September 30, 2013. For September 30, 2013 the Company used the same five scenarios and weightings as it used for June 30, 2013 and December 31, 2012. In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended three months (to be 27 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over four rather than two years (and subprime loss severities were assumed to recover only to 60%), expected loss to be paid would increase from current projections by approximately $11 million for Alt-A first liens, $2 million for Option ARM, $7 million for subprime and $1 million for prime transactions. In an even more stressful scenario where loss severities were assumed to rise and then recover over eight years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $30 million for Alt-A first liens, $4 million for Option ARM, $10 million for subprime and $3 million for prime transactions. The Company also considered two scenarios where the recovery was faster than in its base case.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual and the initial subprime loss severity rate was assumed to be 80% for 12 months and was assumed to recover to 40% over two years, expected loss to be paid would decrease from current projections by approximately $1 million for Alt-A first lien, $0.3 million for Option ARM, $1 million for subprime and $0.2 million for prime transactions. In an even less stressful scenario where the conditional default rate plateau was three months shorter (21 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $11 million for Alt-A first lien, $2 million for Option ARM, $3 million for subprime and $1 million for prime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity. These variables are interrelated, difficult to predict and subject to considerable volatility. If actual experience differs from the Company’s assumptions, the losses incurred could be materially different from the estimate. The Company continues to update its evaluation of these exposures as new information becomes available.

The following table shows the range of key assumptions for the calculation of expected loss to be paid for second lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Plateau conditional default rate ("CDR")	1.1%-25.1%	0.8% - 28.4%	0.2% - 15.9%
Final CDR trended down to	0.4% - 3.2%	0.4% - 3.2%	0.4% - 3.2%
Expected period until final CDR	34 months	34 months	36 months
Initial CPR	4.5%-20.0%	1.6% - 35.8%	1.1% - 27.1%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%

Closed end second lien key assumptions	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012
Plateau CDR	6.2%-14.4%	7.3% - 15.8%	7.3% - 20.7%
Final CDR trended down to	3.4%-9.1%	3.5% - 9.1%	3.4% - 9.1%
Expected period until final CDR	34 months	34 months	36 months
Initial CPR	1.2%-13.0%	1.7% - 14.0%	1.4% - 12.5%
Final CPR	10%	10%	10%
Loss severity	98%	98%	98%
_____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates (the percent of loans in a given delinquency status that are assumed to ultimately default) from selected representative transactions and then applying an average of the preceding twelve months’ liquidation rates to the amount of loans in the delinquency categories. The amount of loans projected to default in the first through fifth months is expressed as a CDR. The first four months’ CDR is calculated by applying the liquidation rates to the current period past due balances (i.e., the 150-179 day balance is liquidated in the first projected month, the 120-149 day balance is liquidated in the second projected month, the 90-119 day balance is liquidated in the third projected month and the 60-89 day balance is liquidated in the fourth projected month). For the fifth month the CDR is calculated using the average 30-59 day past due balances for the prior three months, adjusted as necessary to reflect one-time servicing events. The fifth month CDR is then used as the basis for the plateau period that follows the embedded five months of losses. During the Third Quarter the Company observed material improvements in the delinquency measures of certain second lien RMBS for which the servicing had been transferred, and determined that much of this improvement was due to loan modifications and reinstatements made by the new servicer. To reflect the possibility that such recently modified and reinstated loans may have a higher likelihood of defaulting again, for such transactions the Company treated as past due 150-179 days a portion of the loans that are current or less than 150 days delinquent that it identified as having been recently modified or reinstated. Even with that adjustment, the improvement in delinquency measures for those transactions resulted in a lower initial CDR for those transactions than the initial CDR calculated last quarter.

As of September 30, 2013, for the base case scenario, the CDR (the “plateau CDR”) was held constant for one month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR. This is the same period as used for June 30, 2013 but two months shorter than used for December 31, 2012. When a second lien loan defaults, there is generally a very low recovery. Based on current expectations of future performance, the Company assumes that it will only recover 2% of the collateral, the same as June 30, 2013 and December 31, 2012.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected (which is a function of the CDR and the loan balance over time) as well as the amount of excess spread (which is the excess of the interest paid by the borrowers on the underlying loan over the amount of interest and expenses owed on the insured obligations). In the base case, the current CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant. The final CPR is assumed to be 10% for both HELOC and closed end second lien transactions. This level is much higher than current rates for most transactions, but lower than the historical average, which reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is consistent with how the affiliated ceding companies modeled the CPR at June 30, 2013 and December 31, 2012. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices, the loss severity, and HELOC draw rates (the amount of new advances provided on existing HELOCs expressed as a percentage of current outstanding advances). These variables have been relatively stable over the past several quarters and in the relevant ranges have less impact on the projection results than the variables discussed above.

In estimating expected losses, the Company modeled and probability weighted three possible CDR curves applicable to the period preceding the return to the long-term steady state CDR, The Company believes that the level of the elevated CDR and the length of time it will persist is the primary driver behind the likely amount of losses the collateral will suffer (before considering the effects of repurchases of ineligible loans). The Company continues to evaluate the assumptions affecting its modeling results.

As of September 30, 2013, the Company’s base case assumed a one month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults and weighted them the same as of June 30, 2013 and December 31, 2012. Increasing the CDR plateau to four months and increasing the ramp-down by five months to 33-months (for a total stress period of 42 months) would increase the expected loss by approximately $4 million for HELOC transactions and $0.1 million for closed end second lien transactions. On the other hand, keeping the CDR plateau at one month but decreasing the length of the CDR ramp-down to 18 months (for a total stress period of 24 months) would decrease the expected loss by approximately $4 million for HELOC transactions and $0.1 million for closed end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company assumes, the ceding company is in a position to enforce these R&W provisions. Soon after the affiliated ceding companies observed the deterioration in the performance of their insured RMBS following the deterioration of the residential mortgage and property markets, the affiliated ceding companies began using internal resources as well as third party forensic underwriting firms and legal firms to pursue breaches of R&W on a loan-by-loan basis. Where a provider of R&W refused to honor its repurchase obligations, the affiliated ceding companies sometimes chose to initiate litigation. See “Recovery Litigation” below. The affiliated ceding companies' success in pursuing these strategies permitted the affiliated ceding companies to enter into agreements with R&W providers under which those providers made payments to the affiliated ceding companies, agreed to make payments to the affiliated ceding companies in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the affiliated ceding companies. Such agreements provide the affiliated ceding companies with many of the benefits of pursuing the R&W claims on a loan by loan basis or through litigation, but without the related expense and uncertainty. The affiliated ceding companies continue to pursue these strategies against R&W providers with which it does not yet have agreements.

Using these strategies, through September 30, 2013 the affiliated ceding companies have caused entities providing R&Ws to pay or agree to pay approximately $3.5 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided reinsurance.

(in millions)
Agreement amounts already received	$2,421
Agreement amounts projected to be received in the future	492
Repurchase amounts paid into the relevant RMBS prior to settlement (1)	574
Total R&W payments, gross of reinsurance	$3,487
____________________

(1)
These amounts were paid into the relevant RMBS transactions (rather than to affiliated ceding companies as in most settlements) and distributed in accordance with the priority of payments set out in the relevant transaction documents. Because the affiliated ceding companies may insure only a portion of the capital structure of a transaction, such payments will not necessarily directly benefit the affiliated ceding companies dollar-for-dollar, especially in first lien transactions.

Based on this success, the Company has included in its net expected loss estimates as of September 30, 2013 an estimated net benefit related to breaches of R&W of $63 million, which includes $20 million from agreements with R&W providers and $43 million in transactions where the affiliated ceding companies do not yet have such an agreement, all net of reinsurance.

Representations and Warranties Agreements of Affiliated Ceding Companies (1)

	R&W of the affiliated ceding companies
	Agreement Date	Current Net Par Covered	Receipts to September 30, 2013 (net of reinsurance)	Estimated Future Receipts (net of reinsurance)	Eligible Assets Held in Trust (gross of reinsurance)	Estimated Future Receipts to AG Re
	(in millions)
Bank of America - First Lien	April 2011	$1,094	$456	$230	$615	$10
Bank of America - Second Lien	April 2011	1,426	968	N/A	N/A	N/A
Deutsche Bank	May 2012	2,071	176	105	240	9
UBS	May 2013	850	378	92	195	0.3
Others	Various	561	241	49	N/A	0.4
Total		$6,002	$2,219	$476	$1,050	$20
____________________

(1)
This table relates to past and projected future recoveries under R&W and related agreements. Excluded is the $419 million of future net recoveries the affiliated ceding companies project receiving from R&W counterparties in transactions with $1,965 million of net par outstanding as of September 30, 2013 not covered by current agreements and $841 million of net par already covered by agreements but for which the affiliated ceding companies project receiving additional amounts. Also, except for the column labeled "Estimated Future Receipts to AG Re" the amounts listed relate to the affiliated ceding companies.

The affiliated ceding companies' agreements with the counterparties named in the table above required an initial payment to the affiliated ceding companies to reimburse them for past claims as well as an obligation to reimburse them for a portion of future claims. The named counterparties placed eligible assets in trust to collateralize their future reimbursement obligations, and the amount of collateral they are required to post may be increased or decreased from time to time as determined by rating agency requirements. Reimbursement payments under these agreements are made either monthly or quarterly and have been made timely. With respect to the reimbursement for future claims:

•
Bank of America. Under the affiliated ceding companies' agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America” or “BofA”), Bank of America agreed to reimburse the affiliated ceding companies for 80% of claims on the first lien transactions covered by the agreement that the affiliated ceding companies pay in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of September 30, 2013 aggregate lifetime collateral losses on those transactions was $3.7 billion, and the affiliated ceding companies were projecting in its base case that such collateral losses would eventually reach $5.2 billion.

•
Deutsche Bank. Under the affiliated ceding companies' agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse the affiliated ceding companies for certain claims they pay in the future on eight first and second lien transactions, including 80% of claims they pay until the aggregate lifetime claims (before reimbursement) reach $319 million. As of September 30, 2013, the affiliated ceding companies were projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million.

The agreement also requires Deutsche Bank to reimburse AGC for future claims it pays on certain RMBS re-securitizations. The amount available for reimbursement of claim payments is based on a percentage of the losses that occur in certain uninsured tranches (“Uninsured Tranches”) within the eight transactions described above: 60% of losses on the Uninsured Tranches (up to $141 million of losses), 60% of such losses (for losses between $161 million and $185 million) and 100% of such losses (for losses from $185 million to $248 million). Losses on the Uninsured Tranches from $141 million to $161 million and above $248 million are not included in the calculation of AGC's reimbursement amount for re-securitization claim payments. As of September 30, 2013, AGC was projecting in its base case that losses on Uninsured Tranches would be $148 million. Pursuant to the CDS termination on October 10, 2013 described below, a portion of Deutsche Bank's reimbursement obligation was applied to the terminated CDS. After giving effect to application of the portion of the reimbursement obligation to the terminated CDS, as well as to reimbursements related to other covered RMBS re-securitizations, and based on AGC's base case projections for losses on the Uninsured Tranches, AGC expects that $26 million will be available to reimburse it for re-securitization claim payments on the remaining re-securitizations, and the Company expects that $5.5 million of that $26 million will be used to reimburse AG Re's losses. Except for the reimbursement obligation based on losses occurring on the Uninsured Tranches and the termination agreed as described below, the agreement with Deutsche Bank does not cover transactions where the affiliated ceding companies have provided protection to Deutsche Bank on RMBS transactions in CDS form.

On October 10, 2013, one of the affiliated ceding companies and Deutsche Bank terminated a below investment grade transaction under which the affiliated ceding company had provided credit protection to Deutsche Bank through a CDS. At the time of termination, the affiliated ceding company and the Company had a net par outstanding on the transaction of $250 million and $44 million, respectively. In connection with the termination, the affiliated ceding company agreed to release to Deutsche Bank $60 million of assets held in trust that was in excess of the amount of assets required to be held in trust for regulatory and rating agency capital relief.

•
UBS. Under the affiliated ceding companies' agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions.

The affiliated ceding companies include in the table above payments it has received under agreements with various other counterparties for breaches of R&W. Included in the table are benefits of the settlement AGM reached with Flagstar in connection with the favorable judgment AGM had won against Flagstar, under which Flagstar paid AGM $105 million and agreed to reimburse AGM for all future losses on certain insured RMBS transactions. Also included in the table above are payments the affiliated ceding companies received for breaches of underwriting and servicing obligations. Some of the agreements with various other counterparties include obligations to reimburse the affiliated ceding companies for all or a portion of future claims. In one instance, the affiliated ceding companies are entitled to reimbursement from the cash flow from the mortgage loans still outstanding from a securitization as to which the insured notes have been paid off, and the affiliated ceding companies include in their projected R&W benefit an amount based on the cash flow they project receiving from those mortgage loans.

Finally, based on its experience to date, the affiliated ceding companies calculated an expected recovery of $419 million from breaches of R&W in transactions not covered by agreements with $1,965 million of net par outstanding as of September 30, 2013 and $841 million of net par already covered by agreements but for which the affiliated ceding companies project receiving additional amounts. The affiliated ceding companies did not incorporate any gain contingencies or damages paid from potential litigation in their estimated repurchases. The amount the affiliated ceding companies will ultimately recover related to such contractual R&W is uncertain and subject to a number of factors including the counterparty's ability to pay, the number and loss amount of loans determined to have breached R&W and, potentially, negotiated settlements or litigation recoveries. As such, the affiliated ceding companies' estimate of recoveries is uncertain and actual amounts realized may differ significantly from these estimates. In arriving at the expected recovery from breaches of R&W not already covered by agreements, the affiliated ceding companies considered the creditworthiness of the provider of the R&W, the number of breaches found on defaulted loans, the success rate in resolving these breaches across those transactions where material repurchases have been made and the potential amount of time until the recovery is realized. The calculation of expected recovery from breaches of such contractual R&W involved a variety of scenarios which ranged from the affiliated ceding companies recovering substantially all of the losses it incurred due to violations of R&W to the affiliated ceding companies realizing limited recoveries. These scenarios were probability weighted in order to determine the recovery incorporated into the affiliated ceding companies' estimate of expected losses. This approach was used for both loans that had already defaulted and those assumed to default in the future. For the RMBS transactions as to which the affiliated ceding companies had not yet reached an agreement with the R&W counterparty as of September 30, 2013, the affiliated ceding companies had performed a detailed review of approximately 21,700 loan files, representing approximately $6.1 billion loans underlying insured transactions. In the majority of its loan file reviews, the affiliated ceding companies identified breaches of one or more R&W regarding the characteristics of the loans, such as misrepresentation of income or employment of the borrower, occupancy, undisclosed debt and non-compliance with underwriting guidelines at loan origination.

The affiliated ceding companies use the same RMBS projection scenarios and weightings to project their future R&W benefit as they use to project RMBS losses on its portfolio. To the extent the affiliated ceding companies increase their loss projections, the R&W benefit (whether pursuant to an R&W agreement or not) generally will also increase, subject to the agreement limits and thresholds described above.

The Company accounts for the loss sharing obligations under the R&W agreements on financial guaranty insurance contracts as subrogation, offsetting the losses it projects by an R&W benefit from the relevant party for the applicable portion of the projected loss amount. Proceeds projected to be reimbursed to the Company on transactions where the Company has already paid claims are viewed as a recovery on paid losses. For transactions where the Company has not already paid claims, projected recoveries reduce projected loss estimates. In either case, projected recoveries have no effect on the amount of the Company's exposure. See Note 7, Fair Value Measurement.

 U.S. RMBS Risks with R&W Benefit

	Number of Risks(1) as of		Debt Service as of
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
			(dollars in millions)
Prime first lien	1	1	$19	$22
Alt-A first lien	25	26	649	750
Option ARM	9	10	66	83
Subprime	4	4	13	14
Closed-end second lien	4	4	15	18
HELOC	6	7	3	9
Total	49	52	$765	$896
_____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. This table shows the full future Debt Service (not just the amount of Debt Service expected to be reimbursed) for risks with projected future R&W benefit, whether pursuant to an agreement or not.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with alleged breaches of R&W.

	Third Quarter		Nine Months
	2013	2012	2013	2012
			(in millions)
Inclusion (removal) of deals with breaches of R&W during period	$0	$—	$0	$—
Change in recovery assumptions as the result of additional file review and recovery success	0	(1)	0	0
Estimated increase (decrease) in defaults that will result in additional (lower) breaches	(5)	1	(10)	(1)
Results of settlements	—	(7)	9	—
Accretion of discount on balance	1	—	1	—
Total	$(4)	$(7)	$0	$(1)

The Company assumes that recoveries on second lien transactions that were not subject to the settlement agreements will occur in two to four years from the balance sheet date depending on the scenarios and that recoveries on transactions backed by Alt-A first lien, Option ARM and Subprime loans will occur as claims are paid over the life of the transactions.

“XXX” Life Insurance Transactions

The Company’s $2.2 billion net par of XXX life insurance transactions as of September 30, 2013, include $623 million rated BIG. The BIG “XXX” life insurance reserve securitizations are based on discrete blocks of individual life insurance business. In each such transaction, the monies raised by the sale of the bonds reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The monies are invested at inception in accounts managed by third‑party investment managers.

The BIG “XXX” life insurance transactions consist of two transactions: Ballantyne Re p.l.c and Orkney Re II p.l.c . These transactions had material amounts of their assets invested in U.S. RMBS transactions. Based on its analysis of the information currently available, including estimates of future investment performance, and projected credit impairments on the invested assets and performance of the blocks of life insurance business at September 30, 2013, the Company’s projected net expected loss to be paid is $93 million. The overall decrease of approximately $5 million in expected loss to be paid during

Third Quarter 2013 is due primarily to the higher risk free rates used to discount the long dated projected losses in the transactions.

Student Loan Transactions

The Company has reinsured $1.3 billion net par of student loan securitizations, of which $0.8 billion was issued by private issuers and classified as asset‑backed and $0.5 billion was issued by public authorities and classified as public finance. Of these amounts, $203 million and $244 million, respectively, are rated BIG. The Company is projecting approximately $63 million of net expected loss to be paid in these portfolios. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The largest of these losses was approximately $27 million and related to a transaction backed by a pool of private student loans ceded to AG Re by another monoline insurer. The guaranteed bonds were issued as auction rate securities that now bear a high rate of interest due to the downgrade of the primary insurer’s financial strength rating. Further, the underlying loan collateral has performed below expectations. The overall increase of approximately $8 million in net expected loss during Third Quarter 2013 is primarily due to worse than expected collateral performance.

Trust Preferred Securities Collateralized Debt Obligations

The Company has reinsured $1.3 billion of net par (68% of which is in CDS form) of collateralized debt obligations (“CDOs”) backed by TruPS and similar debt instruments, or “TruPS CDOs”. Of the $1.3 billion, $444 million is rated BIG. The underlying collateral in the TruPS CDOs consists of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts (“REITs”) and other real estate related issuers.

The Company projects losses for TruPS CDOs by projecting the performance of the asset pools across several scenarios (which it weights) and applying the CDO structures to the resulting cash flows. At September 30, 2013, the Company has projected expected losses to be paid for TruPS CDOs of $12 million. The increase of approximately $4 million in net expected loss during Third Quarter 2013 is due primarily to additional defaults and deferrals in the underlying assets.

Selected U.S. Public Finance Transactions

Many U.S. municipalities and related entities continue to be under increased pressure, and a few have filed for protection under the U.S. Bankruptcy Code, entered into state processes designed to help municipalities in fiscal distress or otherwise indicated they may consider not meeting their obligations to make timely payments on their debts. Given some of these developments, and the circumstances surrounding each instance, the ultimate outcome cannot be certain and may lead to an increase in defaults on some of the Company's insured public finance obligations. The Company will continue to analyze developments in each of these matters closely. The municipalities whose obligations the Company has reinsured that have filed for protection under Chapter 9 of the U.S Bankruptcy Code are: Detroit, Michigan; Jefferson County, Alabama and Stockton, California. The City Council of Harrisburg, Pennsylvania had also filed a purported bankruptcy petition, which was later dismissed by the bankruptcy court; a receiver for the City of Harrisburg was appointed by the Commonwealth Court of Pennsylvania on December 2, 2011.

The Company has net par exposure to the City of Detroit, Michigan of $462 million as of September 30, 2013. On July 18, 2013, the City of Detroit filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company's net par exposure relates to $225 million of sewer revenue bonds and $32 million of water revenue bonds, both of which the Company rates BBB. Both the sewer and water systems provide services to areas that extend beyond the city limits, and the bonds are secured by a lien on "special revenues". The Company also has net par exposure of $30 million to the City's general obligation bonds (which are secured by a pledge of the unlimited tax, full faith, credit and resources of the City) and $175 million to the City's Certificates of Participation (which are unsecured unconditional contractual obligations of the City), both of which the Company rates below investment grade. A proceeding to determine the City's eligibility for protection under Chapter 9 took place in October and November 2013. On November 8, 2013, AGM filed a complaint in the U.S. Bankruptcy Court for the Eastern District of Michigan against the City seeking a declaratory judgment with respect to the City’s unlawful treatment of its Unlimited Tax General Obligation Bonds. Detail about the lawsuit is set forth under "Recovery Litigation -- Public Finance Transactions" below.

The Company has net assumed exposure to Jefferson County, Alabama of $232 million as of September 30, 2013. On November 9, 2011, Jefferson County filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. Most of the Company’s net Jefferson County exposure relates to $168 million in sewer revenue exposure. The sewer revenue warrants are secured by a pledge of the net revenues of the sewer system. The Bankruptcy Court has affirmed that the net revenues constitute special revenues under Chapter 9. The Company also has net par exposure of $30 million to warrants that are payable from the County's general fund on a "subject to appropriation" basis. In 2012, the County chose not to make payment under its General Obligation bonds, so the Company has established a projected loss for these warrants as well. The Company’s remaining net exposure of $34 million to Jefferson County relates to obligations that are secured by, or payable from, certain taxes that may have the benefit of a statutory lien or a lien on “special revenues” or other collateral. In June 2013 AGM and several other monoline insurers and financial institutions having claims against the County entered into plan support agreements with the County, and in July 2013 , the County filed its Chapter 9 plan of adjustment, disclosure statement, motion to approve the disclosure statement and motion to approve solicitation procedures with the Bankruptcy Court. In August 2013, the Bankruptcy Court approved the disclosure statement and related solicitation, balloting and tabulation procedures to be employed in the plan confirmation process. In October 2013, the County completed the plan approval solicitation process and, of the creditors entitled to vote on the plan and inclusive of all voting classes, over $3.9 billion in claims voted to accept the plan and the holders of less than $18 million in claims voted to reject the plan. On November 6, 2013, the County entered into supplements to the various plan support agreements and filed a revised plan of adjustment with the Bankruptcy Court in order to address changes in the municipal finance market, consumption patterns, and actual and projected revenues. On November 22, 2013, the Bankruptcy Court entered an order confirming the plan of adjustment. The County expects the plan to become effective in December 2013.

On June 28, 2012, the City of Stockton, California filed for bankruptcy under Chapter 9 of the U.S. Bankruptcy Code. The Company's net exposure to the City's general fund is $60 million, consisting of $55 million of pension obligation bonds and $5 million of lease obligation bonds. As of September 30, 2013, the Company had paid $8 million in net claims on the pension obligation bonds and the lease obligation bonds. On October 3, 2013, the affiliated ceding companies reached a tentative settlement with the City regarding the treatment of the bonds insured by them in the City's proposed plan of adjustment. Under the terms of the settlement, AGC will receive title to an office building, the ground lease of which secures the lease revenue bonds, and AGM will be entitled to certain fixed payments and certain variable payments contingent on the City's revenue growth. The settlement is subject to a number of conditions, including a sales tax increase (which was approved by voters on November 5, 2013), confirmation of a plan of adjustment that implements the terms of the settlement and definitive documentation. Plan confirmation is expected to be completed in 2014.

The Company has $16 million of net par exposure to The City of Harrisburg, Pennsylvania, all of which is BIG. The Company has paid $2 million in net claims as of September 30, 2013. The Commonwealth of Pennsylvania appointed receiver for the City has filed a fiscal recovery plan in state court that provides for full payment of the Company insured bonds through proceeds of asset sales and contributions by the Company, Dauphin County, Pennsylvania and other creditors. The plan is expected to be implemented in December 2013.

The Company has $87 million of net par exposure to the Louisville Arena Authority. The bond proceeds were used to construct the KFC Yum Center, home to the University of Louisville men's and women's basketball teams. Actual revenues available for Debt Service are well below original projections, and under the Company's internal rating scale, the transaction is BIG.

During Third Quarter 2013 and as part of a negotiated restructuring, the Company paid off the insured bonds secured by the excess free cash flow of the Foxwoods Casino run by the Mashantucket Pequot Tribe. The Company made cumulative claims payments of $13 million on the insured bonds. In return for participating in the restructuring, one of the affiliated ceding companies received new notes with a principal amount of $145 million with the same seniority as the bonds the affiliated ceding company had insured ("New Pequot Notes"). The Company currently projects full recovery of its claims paid from amounts to be received on the New Pequot Notes. The New Pequot Notes are held as an investment and accounted for as such.

The Company projects that its total future expected net loss across its troubled U.S. public finance credits as of September 30, 2013 will be $135 million. As of June 30, 2013 the Company was projecting a net loss of $94 million across its troubled U.S. public finance credits. While the deterioration was due to a number of factors, it was attributable primarily to the elimination of the recoverable for claims paid on the bonds secured by cash flow from the Foxwoods Casino upon the receipt of the New Pequot Notes now held in the investment portfolio, along with loss developments in Detroit and Stockton.

Certain Selected European Country Transactions

The Company reinsures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish or Portuguese sovereign default may cause the regions also to default. The Company's gross and net exposure to these Spanish and Portuguese credits is €39 million and €32 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities and covered mortgage bonds issued by Hungarian banks. The Company's gross and net exposure to these Hungarian credits is $84 million of which $75 million is rated BIG. The Company estimated net expected losses of $7.5 million related to these Spanish, Portuguese and Hungarian credits, down from $7.6 million as of June 30, 2013 largely due to movements in exchange rates, interest rates and timing of projected defaults. Information regarding the Company's exposure to other Selected European Countries may be found under Note 3, Outstanding Exposure, – Economic Exposure to the Selected European Countries.

Manufactured Housing

The Company reinsures a total of $3 million net par of securities backed by manufactured housing loans, a total of $2 million rated BIG. The Company has expected loss to be paid of $0.1 million as of September 30, 2013, representing no change since June 30, 2013.

Infrastructure Finance

The Company has insured exposure of approximately $382 million to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued; the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time, if at all. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. While the cash flows from these projects were expected to be sufficient to repay all of the debt over the life of the project concession, in order to pay the principal on the early maturing debt, the Company expected it to be refinanced in the market at or prior to its maturity. Due to market conditions, the Company may have to pay a claim at the maturity of the securities, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take a long time, ranging from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company’s exposure to infrastructure transactions with refinancing risk was reduced during Third Quarter 2013 by the termination of its assumed reinsurance on A$110 million of infrastructure securities having maturities commencing in 2014. The Company estimates total claims for the remaining two largest transactions with significant refinancing risk, assuming no refinancing, could be $219 million; such claims would be payable from 2017 through 2022. This estimate is based on certain assumptions the Company has made as to the performance of the transactions.

Puerto Rico

The Company reinsures general obligations of the Commonwealth of Puerto Rico and various obligations of its instrumentalities. In recent months, investors have expressed concern about Puerto Rico's high debt levels and weak economy. Of the net insured par related to Puerto Rico, $0.6 billion is supported principally by a pledge of the good faith, credit and taxing power of the Commonwealth or by Commonwealth lease rental payments or appropriations. Puerto Rico’s Constitution provides that public debt constitutes a first claim on available Commonwealth resources. Public debt includes general obligation bonds and notes of the Commonwealth and payments required to be made under its guarantees of bonds and notes issued by its public instrumentalities. Of the remaining exposures, a significant portion, $0.8 billion, is secured by dedicated revenues such as special taxes, toll collections and revenues from essential utilities. In aggregate, the Company reinsures $1.5 billion net par to Puerto Rico obligors.

Neither Puerto Rico nor its instrumentalities are eligible debtors under Chapter 9 of the U.S. bankruptcy code.

Puerto Rico credits reinsured by the Company are presently current on their debt service payments, and the Commonwealth has never defaulted on any of its debt payments. Further, 94% of the Company’s exposure is rated investment grade internally and by both Moody’s and S&P, while 6%, substantially all of the balance of the exposure, is rated no more than one-notch below investment grade.

For additional information on the Company's exposure to Puerto Rico, please refer "Puerto Rico Exposure" in Note 3, Outstanding Exposure.

Recovery Litigation

RMBS Transactions

As of the date of this filing, AGM and AGC have lawsuits pending against a number of providers of representations and warranties in U.S. RMBS transactions insured by them, seeking damages. In all the lawsuits, AGM and AGC have alleged breaches of R&W in respect of the underlying loans in the transactions, and failure to cure or repurchase defective loans identified by AGM and AGC to such persons. In addition, in the lawsuits against DLJ Mortgage Capital, Inc. (“DLJ”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), AGM and AGC have alleged breaches of contract in procuring falsely inflated shadow ratings (a condition to the issuance by AGM and AGC of its policies) by providing false and misleading information to the rating agencies:

•
Deutsche Bank: AGM has sued Deutsche Bank AG affiliates DB Structured Products, Inc. and ACE Securities Corp. in the Supreme Court of the State of New York on the ACE Securities Corp. Home Equity Loan Trust, Series 2006-GP1 second lien transaction.

•
ResCap: AGM has sued GMAC Mortgage, LLC (formerly GMAC Mortgage Corporation; Residential Asset Mortgage Products, Inc.; Ally Bank (formerly GMAC Bank); Residential Funding Company, LLC (formerly Residential Funding Corporation); Residential Capital, LLC (formerly Residential Capital Corporation, "ResCap"); Ally Financial (formerly GMAC, LLC); and Residential Funding Mortgage Securities II, Inc. on the GMAC RFC Home Equity Loan-Backed Notes, Series 2006-HSA3 and GMAC Home Equity Loan-Backed Notes, Series 2004-HE3 second lien transactions. On May 14, 2012, ResCap and several of its affiliates (the “Debtors”) filed for Chapter 11 protection with the U.S. Bankruptcy Court. The automatic stay of Bankruptcy Code Section 362 (a) stays lawsuits (such as the suit brought by AGM) against the Debtors. The Bankruptcy Court approved a plan support agreement which has the support of Ally Financial Inc. and a majority of the Debtors' largest claimants on June 26, 2013 and entered an order approving the disclosure statement regarding the Joint Chapter 11 Plan of Residential Capital, LLC, et al. and establishing procedures for the solicitation process on August 23, 2013. A hearing on confirmation of the plan took place in November 2013.

•
Credit Suisse: AGM and AGC have sued DLJ and Credit Suisse on first lien U.S. RMBS transactions insured by them. The ones insured by AGM are: CSAB Mortgage-Backed Pass Through Certificates, Series 2006-2; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-3; CSAB Mortgage-Backed Pass Through Certificates, Series 2006-4; and CMSC Mortgage-Backed Pass Through Certificates, Series 2007-3. The ones insured by AGC are: CSAB Mortgage-Backed Pass Through Certificates, Series 2007-1 and TBW Mortgage-Backed Pass Through Certificates, Series 2007-2. On December 6, 2011, DLJ and Credit Suisse filed a motion to dismiss the cause of action asserting breach of the document containing the condition precedent regarding the rating of the securities and claims for recissionary damages and other relief in the complaint, and on October 11, 2012, the Supreme Court of the State of New York granted the motion to dismiss. AGM and AGC have appealed the dismissal of certain of its claims. The causes of action against DLJ for breach of R&W and breach of its repurchase obligations remain. On October 21, 2013, AGM and AGC filed an amended complaint against DLJ and Credit Suisse (and added Credit Suisse First Boston Mortgage Securities Corp. as a defendant), asserting claims of fraud and material misrepresentation in the inducement of an insurance contract, in addition to their existing breach of contract claims.

On March 26, 2013, AGM filed a lawsuit against RBS Securities Inc., RBS Financial Products Inc. and Financial Asset Securities Corp. (collectively, “RBS”) in the United States District Court for the Southern District of New York on the Soundview Home Loan Trust 2007-WMC1 transaction. The complaint alleges that RBS made fraudulent misrepresentations to AGM regarding the quality of the underlying mortgage loans in the transaction and that RBS's misrepresentations induced AGM into issuing a financial guaranty insurance policy in respect of the Class II-A-1 certificates issued in the transaction.  On July 19, 2013, AGM amended its complaint to add a claim under Section 3105 of the New York Insurance Law. RBS has filed motions to dismiss AGM's complaint.

On August 9, 2012, AGM filed a complaint against OneWest Bank, FSB, the servicer of the mortgage loans underlying the HOA1 Transaction and the IndyMac Home Equity Mortgage Loan Asset-Backed Trust, Series 2007-H1 HELOC transaction seeking damages, specific performance and declaratory relief in connection with OneWest failing to properly service the mortgage loans. In August 2013, AGM reached a settlement with OneWest resolving AGM's claims and dismissed the lawsuit.

“XXX” Life Insurance Transactions

In December 2008, Assured Guaranty (UK) Ltd. (“AGUK”) filed an action against J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney Re II transaction, in the Supreme Court of the State of New York alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. After AGUK’s claims were dismissed with prejudice in January 2010, AGUK was successful in its subsequent motions and appeals and, as of December 2011, all of AGUK’s claims for breaches of fiduciary duty, gross negligence and contract were reinstated in full. Separately, at the trial court level, discovery is ongoing.

Public Finance Transactions

In June 2010, AGM sued JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc. (together, “JPMorgan”), the underwriter of debt issued by Jefferson County, in the Supreme Court of the State of New York alleging that JPMorgan induced AGM to issue its insurance policies in respect of such debt through material and fraudulent misrepresentations and omissions, including concealing that it had secured its position as underwriter and swap provider through bribes to Jefferson County commissioners and others. In December 2010, the court denied JPMorgan’s motion to dismiss. After JPMorgan interpleaded Jefferson County into the lawsuit, the Jefferson County bankruptcy court ruled in April 2013 that the lawsuit against JPMorgan was subject to the automatic stay applicable to Jefferson County. As described above under "Selected U.S. Public Finance Transactions," AGM, JPMorgan and various other financial institutions entered into plan support agreements with Jefferson County in June 2013, which were amended in November 2013, and Jefferson County has filed a plan of adjustment with the bankruptcy court. As a result, the litigation is currently subject to a standstill order. AGM will dismiss the litigation when the Jefferson County bankruptcy plan becomes effective and is continuing its risk remediation efforts for its Jefferson County exposure.

In September 2010, AGM, together with TD Bank, National Association and Manufacturers and Traders Trust Company, as trustees, filed a complaint in the Court of Common Pleas of Dauphin County, Pennsylvania against The Harrisburg Authority, The City of Harrisburg, Pennsylvania, and the Treasurer of the City in connection with certain Resource Recovery Facility bonds and notes issued by The Harrisburg Authority, alleging, among other claims, breach of contract by both The Harrisburg Authority and The City of Harrisburg, and seeking remedies including an order of mandamus compelling the City to satisfy its obligations on the defaulted bonds and notes and the appointment of a receiver for The Harrisburg Authority ("RRF receiver"). The Commonwealth Court of Pennsylvania appointed a receiver for The City of Harrisburg (the “City receiver”) in December 2011. The City receiver filed a motion to intervene in the mandamus action and action for the appointment of the RRF receiver, and asserted that the provisions of Pennsylvania's Financially Distressed Municipalities Act (“Act 47”), which authorized his appointment, preempted AGM's statutory remedies. Subsequently, the City receiver has been negotiating the sale of Harrisburg's resource recovery facility and the lease of its parking system. On August 26, 2013, the City receiver filed a fiscal recovery plan for the City with the Commonwealth Court for its review and approval, and on September 23, 2013, the Commonwealth Court approved the fiscal recovery plan. AGM will dismiss the litigation if the recovery plan is effected.

On November 8, 2013, AGM filed a complaint in the U.S. Bankruptcy Court for the Eastern District of Michigan against the City seeking a declaratory judgment with respect to the City’s unlawful treatment of its Unlimited Tax General Obligation Bonds (the “Unlimited Tax Bonds”). The complaint seeks a declaratory judgment and court order establishing that, under Michigan law, the proceeds of ad valorem taxes levied and collected by the City for the sole purpose of repaying the Unlimited Tax Bonds are “restricted funds”, must be segregated and not co-mingled with other funds of the City, and the City is prohibited from using the restricted funds for any purposes other than repaying holders of the Unlimited Tax Bonds.

6.	Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and loss adjustment expense ("LAE") reserves, net of reinsurance and salvage and subrogation recoverable.

Loss and LAE Reserve (Recovery)
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of September 30, 2013			As of December 31, 2012
	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net	Loss and LAE Reserve	Salvage and Subrogation Recoverable	Net
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$1	$—	$1	$1	$—	$1
Alt-A first lien	10	—	10	9	—	9
Option ARM	2	3	(1)	5	5	—
Subprime	4	—	4	4	—	4
Total first lien	17	3	14	19	5	14
Second lien:
Closed-end second lien	3	—	3	3	1	2
HELOC	6	10	(4)	21	7	14
Total second lien	9	10	(1)	24	8	16
Total U.S. RMBS	26	13	13	43	13	30
TruPS	1	—	1	0	0	—
Other structured finance	136	—	136	142	—	142
U.S. public finance	124	3	121	46	12	34
Non-U.S. public finance	8	—	8	6	—	6
Total financial guaranty	295	16	279	237	25	212
Other	2	5	(3)	2	5	(3)
Total(1)	$297	$21	$276	$239	$30	$209
_____________________

(1)	See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

The following table reconciles the loss and LAE reserve and salvage and subrogation components on the consolidated balance sheet to the financial guaranty net reserves (salvage) in the financial guaranty BIG transaction loss summary tables.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Loss and LAE reserve	$297	$240
Reinsurance recoverable on unpaid losses(1)	0	(1)
Loss and LAE reserve, net	297	239
Salvage and subrogation recoverable	(21)	(30)
Other recoveries (1)	0	(1)
Subtotal	(21)	(31)
Total	276	208
Less: other	(3)	(3)
Financial guaranty net reserves (salvage)	$279	$211
___________________

(1)	Reinsurance recoverable on unpaid losses and R&W recoveries are recorded in other assets on the consolidated balance sheet.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W(1)
Insurance Contracts

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Salvage and subrogation recoverable	$2	$10
Loss and LAE reserve	15	20
_____________________

(1)	The remaining benefit for R&W is not recorded on the balance sheet until the expected loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1)  for transactions with a net expected recovery, the addition of claim payments that have been made (and therefore are not included in expected loss to be paid) that are expected to be recovered in the future (and therefore have reduced expected loss to be paid), and (2) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid
and Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of September 30, 2013
(in millions)
Net expected loss to be paid	$310
Salvage and subrogation recoverable, net of reinsurance	16
Loss and LAE reserve, net of reinsurance	(295)
Other recoveries (1)	0
Net expected loss to be expensed	$31
____________________
(1)    R&W recoveries recorded in other assets on the consolidated balance sheet.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. A loss and LAE reserve is only recorded for the amount by which expected loss to be expensed exceeds unearned premium reserve determined on a contract-by-contract basis.

Net Expected Loss to be Expensed
Insurance Contracts

As of September 30, 2013
(in millions)
2013 (October 1 - December 31)	1
2014	2
2015	2
2016	2
2017	2
2018 - 2022	8
2023 - 2027	6
2028 - 2032	4
After 2032	4
Total present value basis	31
Discount	281
Total future value	$312

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for non-derivative contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
U.S. RMBS:
First lien:
Prime first lien	$0	$—	$0	$—
Alt-A first lien	1	1	(1)	—
Option ARM	2	3	4	7
Subprime	1	—	2	—
Total first lien	4	4	5	7
Second lien:
Closed end second lien	1	—	—	1
HELOC	(9)	5	(12)	11
Total second lien	(8)	5	(12)	12
Total U.S. RMBS	(4)	9	(7)	19
TruPS	0	1	0	(1)
Other structured finance	(3)	(6)	(10)	14
U.S. public finance	41	5	96	67
Non-U.S. public finance	3	(8)	7	(12)
Other	—	—	—	(6)
Total loss and LAE	$37	$1	$86	$81

The following table provides information on non-derivative financial guaranty insurance contracts categorized as BIG. Previously, the affiliated ceding companies had included securities purchased for loss mitigation purposes in their investment portfolio and their financial guaranty insured portfolio. Beginning with Third Quarter 2013, for exposures assumed from the affiliated ceding companies, the Company's financial guaranty insured portfolio excludes the exposure related to securities purchased for loss mitigation by the affiliated ceding companies in cases where the Company chose to participate in such loss mitigation efforts; this approach was taken as of both September 30, 2013 and December 31, 2012.

Financial Guaranty Insurance BIG Transaction Loss Summary
September 30, 2013

	BIG Categories(1)
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(2)	93	41	92	226
Remaining weighted-average contract period (in years)	13.1	15.4	15.0	14.1
Outstanding exposure:
Principal	$1,754	$420	$1,389	$3,563
Interest	1,152	343	580	2,075
Total	$2,906	$763	$1,969	$5,638
Expected cash outflows (inflows)	$193	$88	$700	$981
Potential recoveries(3)	(191)	(8)	(191)	(390)
Subtotal	2	80	509	591
Discount	1	(45)	(237)	(281)
Present value of expected cash flows	$3	$35	$272	$310
Unearned premium reserve	$36	$7	$44	$87
Reserves (salvage) (4)	$(5)	$29	$255	$279

Financial Guaranty Insurance BIG Transaction Loss Summary
December 31, 2012

	BIG Categories(1)
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(2)	99	40	96	235
Remaining weighted‑average contract period (in years)	13.6	18.5	15.2	14.7
Outstanding exposure:
Principal	$1,880	$349	$1,613	$3,842
Interest	1,216	345	658	2,219
Total	$3,096	$694	$2,271	$6,061
Expected cash outflows (inflows)	$249	$44	$663	$956
Potential recoveries(3)	(256)	(9)	(277)	(542)
Subtotal	(7)	35	386	414
Discount	2	(13)	(162)	(173)
Present value of expected cash flows	$(5)	$22	$224	$241
Unearned premium reserve	$20	$8	$50	$78
Reserves (salvage) (4)	$(15)	$18	$208	$211
_____________________

(1)
In Third Quarter 2013, the Company adjusted its approach to assigning internal ratings. See "Refinement of Approach to Internal Credit Ratings and Surveillance Categories" in Note 3, Outstanding Exposure. This approach is reflected in the "Financial Guaranty Insurance BIG Transaction Loss Summary" tables as of both September 30, 2013 and December 31, 2012.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

(3)	Includes estimated future recoveries for breaches of R&W as well as excess spread, and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

7.	Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Nine Months 2013, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed Maturity Securities and Short-term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing applications, which include available relevant market information, benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation, listed in the approximate order of priority include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Prices determined based upon model processes where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. At September 30, 2013, the Company used model processes to price two fixed maturity securities, which was 0.04% or $1 million of the Company’s fixed maturity securities and short-term investments at fair value. Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of assumed CDS contracts, and also include assumed interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The affiliated ceding companies do not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are completed for an amount that approximates the present value of future premiums, not at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties to terminate certain CDS contracts.

Due to the lack of quoted prices for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs to derive an estimate of the fair value of the contracts in principal markets. Observable inputs other than quoted market prices exist; however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts assumed by the Company. Management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the affiliated ceding companies to exit their contracts. Management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay for the credit protection under the contract and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay the Company for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual cash flows are the most readily observable inputs since they are based on the CDS contractual terms. These cash flows include premiums to be received or paid under the terms of the contract. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity also affects valuations of the underlying obligations. Consistent with the previous several years, market conditions at September 30, 2013 were such that market prices of the Company’s CDS contracts were not available. Since market prices were not available, the Company used proprietary valuation models that used both unobservable and observable market data inputs as described under “Assumptions and Inputs” below. These models are primarily developed internally based on market conventions for similar transactions.

Valuation models include management estimates and current market information. Management is also required to make assumptions of how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the perceived creditworthiness and ratings of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

Listed below are various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts.

•	How gross spread is calculated.

•	The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

◦	premiums paid to the affiliated ceding company for the credit protection provided (“net spread”); and,

◦	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the affiliated ceding companies (“hedge cost”).

•	The weighted average life which is based on expected remaining contractual cash flows and Debt Service schedules.

•	The rates used to discount future expected premium cash flows.

The expected future premium cash flows for the affiliated ceding companies credit derivatives were discounted at rates ranging from 0.18% to 3.66% at September 30, 2013, and 0.21% to 2.81% at December 31, 2012.

Gross spread is used to ultimately determine the net spread a comparable financial guarantor would charge the affiliated ceding company to transfer its risk at the reporting date.

The affiliated ceding companies obtain gross spreads on risks assumed from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the affiliated ceding companies’ transactions) as well as collateral‑specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•	Actual collateral specific credit spreads (if up-to-date and reliable market‑based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type(1)

	As of September 30, 2013	As of December 31, 2012
Based on actual collateral specific spreads	12%	10%
Based on market indices	62%	68%
Provided by the CDS counterparty	26%	22%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is close to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on an alternative transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross‑referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its deals. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS deals that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a deal generally decreases. As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a deal generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 30% and 65% based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of September 30, 2013 and December 31, 2012, respectively. The change period over period is driven by AGM's and AGC's credit spreads narrowing to levels supported by today's economy. As a result of this, the cost to hedge AGC's and AGM's names has declined significantly causing more transactions to price above previously established floor levels. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection. For the portion of risk on each credit derivative contract that is ceded to its reinsurers, including cessions to the Company, the affiliated ceding company makes an adjustment to the fair value for any additional credit risk associated with the reinsurers. In the case of the Company, the affiliated ceding companies have adjusted the cession of the fair value of credit derivatives for the Company's lower rating. The Company's fair value of credit derivatives on assumed business from affiliated ceding companies includes the adjustment, or "haircut", for the Company's perceived higher credit risk and lower Moody's rating.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the Company’s contracts’ contractual terms typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts.

Example

Following is an example of how changes in gross spreads, the affiliated ceding companies’ own credit spread and the cost to buy protection on the affiliated ceding companies affect the amount of premium the affiliated ceding companies can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium received per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the affiliated ceding company received premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to the affiliated ceding company, when the CDS spread on the affiliated ceding company was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the affiliated ceding company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge the affiliated ceding company’s name, the amount of profit the bank would expect to receive, and the premium the affiliated ceding company would expect to receive decline significantly.

In this example, the contractual cash flows (the affiliated ceding company premium received per annum above) exceed the amount a market participant would require the affiliated ceding company to pay in today’s market to accept its obligations under the CDS contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rates discounted at the corresponding London Interbank Offered Rate ("LIBOR") over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At September 30, 2013 and December 31, 2012, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company’s estimate of the value of non-standard terms and conditions of its credit derivative contracts and of amount of protection purchased on AGC or AGM's name.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty contracts accounted for as insurance was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions management has observed for portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are included in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of September 30, 2013

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$156	$—	$156	$—
Obligations of state and political subdivisions	191	—	191	—
Corporate securities	632	—	632	—
Mortgage-backed securities:
RMBS	612	—	611	1
Commercial mortgage-backed securities ("CMBS")	313	—	313	—
Asset-backed securities	111	—	111	—
Foreign government securities	16	—	16	—
Total fixed maturity securities	2,031	—	2,030	1
Short-term investments	140	94	46	—
Credit derivative assets	4	—	—	4
Total assets carried at fair value	$2,175	$94	$2,076	$5
Liabilities:
Credit derivative liabilities	$411	$—	$—	$411
Total liabilities carried at fair value	$411	$—	$—	$411

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2012

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed maturity securities:
U.S. government and agencies	$205	$—	$205	$—
Obligations of state and political subdivisions	216	—	216	—
Corporate securities	591	—	591	—
Mortgage-backed securities:
RMBS	741	—	739	2
CMBS	333	—	333	—
Asset-backed securities	95	—	65	30
Foreign government securities	10	—	10	—
Total fixed maturity securities	2,191	—	2,159	32
Short-term investments	169	69	100	—
Credit derivative assets	9	—	—	9
Total assets carried at fair value	$2,369	$69	$2,259	$41
Liabilities:
Credit derivative liabilities	$389	$—	$—	$389
Total liabilities carried at fair value	$389	$—	$—	$389

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during Third Quarter 2013 and 2012 and Nine Months 2013 and 2012.

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2013

	Fixed Maturity Securities
	RMBS		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of June 30, 2013	$1		$(489)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	0	(2)	70	(4)
Other comprehensive income (loss)	0		—
Settlements	0		12
Fair value as of September 30, 2013	$1		$(407)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2013	$0		$67

Fair Value Level 3 Rollforward
Recurring Basis
Third Quarter 2012

	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of June 30, 2012	$2		$19		$(357)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	—	(2)	1	(2)	(4)	(4)
Other comprehensive income (loss)	1		8		—
Settlements	(1)		—		4
Fair value as of September 30, 2013	$2		$28		$(357)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2012	$1		$9		$0

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2013

	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2012	$2		$30		$(380)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1	(2)	(5)	(2)	(37)	(4)
Other comprehensive income (loss)	(1)		7		—
Settlements	(1)		(32)		10
Fair value as of September 30, 2013	$1		$—		$(407)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2013	$0		$—		$(23)

Fair Value Level 3 Rollforward
Recurring Basis
Nine Months 2012

	Fixed Maturity Securities
	RMBS		Asset‑Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2011	$4		$17		$(260)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1	(2)	2	(2)	(110)	(4)
Other comprehensive income (loss)	(1)		5		—
Purchases	—		4		—
Settlements	(2)		—		13
Fair value as of September 30, 2012	$2		$28		$(357)
Change in unrealized gains/(losses) related to financial instruments held as of September 30, 2012	$1		$5		$(97)
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At September 30, 2013

Financial Instrument Description	Fair Value at September 30, 2013 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
RMBS	$1	Discounted	CPR	1.9%	-	2.5%
		cash flow	CDR	4.4%	-	8.4%
			Severity	59.7%	-	59.8%
			Yield	7.4%	-	10.0%
Liabilities:
Credit derivative liabilities, net	(407)	Discounted	Year 1 loss estimates	0.0%	-	58.0%
		cash flow	Hedge cost (in bps)	46.3	-	465.0
			Bank profit (in bps)	3.9	-	1,389.9
			Internal floor (in bps)	7.0	-	30.0
			Internal credit rating	AAA	-	BIG

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2012

Financial Instrument Description	Fair Value at December 31, 2012 (in millions)	Valuation Technique	Significant Unobservable Inputs	Range
Assets:
Fixed maturity securities:
RMBS	$2	Discounted	CPR	1.9%	-	3.3%
		cash flow	CDR	4.4%	-	10.4%
			Severity	48.1%	-	67.1%
			Yield	5.0%	-	12.8%

Asset-backed securities	30	Discounted	Yield	12.5%
		cash flow
Liabilities:
Credit derivative liabilities, net	(380)	Discounted	Year 1 loss estimates	0.0%	-	58.7%
		cash flow	Hedge cost (in bps)	67.5	-	678.4
			Bank profit (in bps)	3.8	-	1,312.9
			Internal floor (in bps)	7.0	-	30.0
			Internal credit rating	AAA	-	BIG

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of September 30, 2013		As of December 31, 2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed maturity securities	$2,031	$2,031	$2,191	$2,191
Short-term investments	140	140	169	169
Loan receivable from affiliate	90	88	90	90
Credit derivative assets	4	4	9	9
Other assets	17	17	16	16
Liabilities:
Financial guaranty insurance contracts(1)	1,161	2,239	1,145	3,220
Credit derivative liabilities	411	411	389	389
Other liabilities	12	12	16	16
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

8.	Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). Until the Company's affiliated ceding companies ceased selling credit protection through credit derivative contracts in the beginning of 2009, following the issuance of regulatory guidelines that limited the terms under which the credit protection could be sold, management considered these agreements to be a normal part of its financial guaranty business. The potential capital or margin requirements that may apply under the Dodd-Frank Wall Street Reform and Consumer Protection Act contributed to the decision not to sell new credit protection through CDS in the foreseeable future.

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the control rights with respect to a reference obligation under a credit derivative may be more limited than a financial guaranty insurance contract. In addition, while the Company’s exposure under credit derivatives, like the Company’s exposure under financial guaranty insurance contracts, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty contracts, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. A loss payment is made only upon the occurrence of one or more defined credit events with respect to the referenced securities or loans. A credit event may be a non-payment event such as a failure to pay, bankruptcy or restructuring, as negotiated by the parties to the credit derivative transactions. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the affiliated ceding companies or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. The Company or the affiliated ceding companies may be required to make a termination payment to its swap counterparty upon such termination. Neither the Company nor the affiliated ceding companies may unilaterally terminate a CDS contract; however, the affiliated ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 8.3 years at September 30, 2013 and 6.6 years at December 31, 2012. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives Net Par Outstanding

	As of September 30, 2013		As of December 31, 2012
	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations:
Collateralized loan obligations/ Collateralized bond obligations	$1,986	AAA	$2,931	AAA
Synthetic investment grade pooled corporate	145	AAA	149	AAA
TruPS	882	BB	957	BB
Market value CDOs of corporate obligations	445	AAA	519	AAA
Total pooled corporate obligations	3,458	AA	4,556	AA+
U.S. RMBS:
Option ARM and Alt-A first lien	693	B+	785	B+
Subprime first lien	621	AA	709	AA-
Prime first lien	46	B	55	B
Closed end second lien and HELOCs	1	A-	3	A
Total U.S. RMBS	1,361	BBB	1,552	BBB
Commercial mortgage‑backed securities	725	AAA	783	AAA
Other	2,937	A	3,126	A
Assumed from affiliates	8,481	A+	10,017	AA-
Assumed from third parties	118	A+	125	A+
Direct	13	BB	15	BB-
Total	$8,612	AA-	$10,157	AA-

Except for TruPS CDOs, the Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation ("CLO") or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s TruPS CDO asset pools are generally less diversified by obligors and industries than the typical CLO asset pool. Also, the underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, REITs and other real estate related issuers, while CLOs typically contain primarily senior secured obligations. However, to mitigate these risks, TruPS CDOs were typically structured with higher levels of embedded credit enhancement than typical CLOs.

The Company’s exposure to “Other” CDS contracts is also highly diversified. It includes $1.4 billion of exposure to three pooled infrastructure transactions comprising diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at AAA levels at origination. The remaining $1.5 billion of exposure in “Other” CDS contracts comprises numerous deals across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. Of the total net par outstanding in the "Other" sector, $120 million is rated BIG.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of September 30, 2013		As of December 31, 2012
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$4,021	46.7%	$5,107	50.3%
AA	893	10.4	893	8.8
A	1,451	16.8	1,628	16.0
BBB	1,120	13.0	1,089	10.7
BIG	1,127	13.1	1,440	14.2
Total credit derivative net par outstanding	$8,612	100.0%	$10,157	100.0%

Net Change in Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Net credit derivative premiums received and receivable	$3	$5	$15	$15
Net ceding commissions (paid and payable) received and receivable	(1)	(1)	(3)	(4)
Realized gains on credit derivatives	2	4	12	11
Terminations	—	—	—	(1)
Net credit derivative losses (paid and payable) recovered and recoverable	1	(8)	(12)	(23)
Total realized gains (losses) and other settlements on credit derivatives	3	(4)	0	(13)
Net unrealized gains (losses) on credit derivatives	67	0	(37)	(97)
Net change in fair value of credit derivatives	$70	$(4)	$(37)	$(110)

In Third Quarter 2013 and 2012, CDS contracts were terminated, resulting in accelerations of credit derivative revenue of $1 thousand in Third Quarter 2013 and $0.1 million in Third Quarter 2012. In Nine Months 2013 and 2012, CDS contracts terminations resulted in accelerations of credit derivative revenues of $4 million in Nine Months 2013 and $0.2 million in Nine Months 2012. In Nine Months 2013, in addition to the CDS terminations mentioned above, one of the affiliated ceding companies terminated a film securitization CDS and the Company made a related payment of $17 million which was recorded in realized gains (losses) and other settlements on credit derivatives, with a corresponding release of the unrealized loss recorded in unrealized gains (losses) on credit derivatives of $13 million for a net fair value loss of credit derivatives of $4 million.

Changes in the fair value of credit derivatives occur primarily because of changes in interest rates, credit spreads, notional amounts, credit ratings of the referenced entities, expected terms, realized gains (losses) and other settlements, and the issuing company’s own credit rating, credit spreads, and other market factors. Except for net estimated credit impairments (i.e., net expected loss to be paid as discussed in Note 5), the unrealized gains and losses on credit derivatives are expected to reduce to zero as the exposure approaches its maturity date. With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

Net Change in Unrealized Gains (Losses) on Credit Derivatives
By Sector

	Third Quarter		Nine Months
	2013	2012	2013	2012
Asset Type	(in millions)
Assumed from affiliates:
Pooled corporate obligations	$13	$5	$(8)	$6
U.S. RMBS	47	(6)	(41)	(90)
Commercial mortgage‑backed securities	1	—	0	0
Other	6	1	12	(13)
Total assumed from affiliates	67	0	(37)	(97)
Assumed from third parties	0	0	0	0
Direct	0	0	0	0
Total	$67	$0	$(37)	$(97)

During Third Quarter 2013, unrealized fair value gains were generated primarily in the U.S. RMBS prime first lien, Alt-A, Option ARM and subprime sectors, as well as pooled corporate obligations, due to tighter implied net spreads. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGC’s (the affiliated ceding company) name as the market cost of AGC’s credit protection increased significantly during the period. These transactions were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, increased the implied spreads that the Company would expect to receive on these transactions decreased.

During Nine Months 2013, U.S. RMBS unrealized fair value losses were generated primarily in the prime first lien, Alt-A, Option ARM and subprime RMBS sectors primarily as a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased. The unrealized fair value losses were partially offset by unrealized fair value gains in the Other sector driven primarily by the termination of a film securitization transaction.

In Third Quarter 2012, the Company did not experience a significant change in unrealized gains (losses) on credit derivatives. During the period, unrealized fair value losses were generated primarily by U.S. RMBS due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased the implied spreads that the Company would expect to receive on these transactions increased. These unrealized fair value losses were offset by fair value gains in the TruPS security asset class as a result of pricing improvement on the underlying collateral and changes to loss expectations during the period.
During Nine Months 2012, the cost to buy protection on AGC's name declined. This led to U.S. RMBS unrealized fair value losses which were generated primarily in the prime first lien, Alt-A and Option ARM RMBS sectors due to wider implied net spreads. The wider implied net spreads were primarily a result of the decreased cost to buy protection in AGC's name as the market cost of AGC's credit protection decreased. These transactions were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGC decreased, the implied spreads that the Company would expect to receive on these transactions increased.
The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC. The Company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads.

Five-Year CDS Spread on AGC

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Quoted price of CDS contract (in basis points)	465	343	678	780	904	1,140

One-Year CDS Spread on AGC

	As of September 30, 2013	As of June 30, 2013	As of December 31, 2012	As of September 30, 2012	As of June 30, 2012	As of December 31, 2011
Quoted price of CDS contract (in basis points)	185	57	270	458	629	965

	As of September 30, 2013	As of December 31, 2012
	(in millions)
Fair value of credit derivatives before effect of AGC credit spread	$(867)	$(1,047)
Plus: Effect of Company credit spread	460	667
Net fair value of credit derivatives	$(407)	$(380)

The fair value of CDS contracts at September 30, 2013 before considering the implications of AGC’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets, and ratings downgrades. The asset classes that remain most affected are 2005-2007 vintages of prime first lien, Alt-A, Option ARM, subprime RMBS deals as well as trust-preferred and pooled corporate securities. Comparing September 30, 2013 with December 31, 2012, there was a narrowing of spreads primarily related to Alt-A first lien, Option ARM, and subprime RMBS transactions as well as the Company's pooled corporate obligations. This narrowing of spreads, combined with the run-off of par outstanding and termination of securities, resulted in a gain of approximately $180 million before taking into account AGC’s credit spreads.

Management believes that the trading level of AGC’s credit spread is due to the correlation between AGC’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGC as the result of its financial guaranty volume as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGC’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, Trust-Preferred CDO, and CLO markets as well as continuing market concerns over the most recent vintages of subprime RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Present Value of Expected Claim (Payments) Recoveries(1)
Asset Type	As of September 30, 2013	As of December 31, 2012	As of September 30, 2013	As of December 31, 2012
	(in millions)
Pooled corporate obligations	$(9)	$(3)	$(8)	$(4)
U.S. RMBS	(311)	(270)	(29)	(30)
CMBS	(1)	(1)	—	—
Other	(86)	(106)	14	(14)
Total	$(407)	$(380)	$(23)	$(48)
____________________

(1)
Represents amount in excess of the present value of future installment fees to be received of $17 million as of September 30, 2013 and $9 million as of December 31, 2012. Includes R&W on credit derivatives of $45 million as of September 30, 2013 and $56 million as of December 31, 2012.

Ratings Sensitivities of Credit Derivative Contracts

Some of the CDS of the Company's affiliated ceding companies have rating triggers that allow certain CDS counterparties to terminate in the case of downgrades. If certain of the credit derivative contracts were terminated, either (i) the affiliated ceding company could be required to make a termination payment on its own CDS, as determined under the relevant documentation or (ii) the Company, as reinsurer, could be required to make a termination payment on behalf of its affiliated ceding company if such ceding company fails to make a required termination payment under its CDS. As of September 30, 2013, if AGC’s financial strength ratings were downgraded to BB+ or Ba1, $357 million in par reinsured by the Company could be terminated by one counterparty.

Under AGRO's CDS contracts, it may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. For CDS contracts with one counterparty, this requirement is based on fair value assessments, as determined under the relevant documentation, in excess of contractual thresholds that decline or are eliminated if AGRO's ratings decline. As of September 30, 2013, AGRO had posted approximately $0.5 million of collateral in respect of approximately $13 million of par insured. AGRO may be required to post additional collateral from time to time, depending on its ratings and on the market values of the transactions subject to collateral posting.

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of September 30, 2013

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(814)	$(407)
50% widening in spreads	(610)	(203)
25% widening in spreads	(508)	(101)
10% widening in spreads	(447)	(40)
Base Scenario	(407)	—
10% narrowing in spreads	(367)	40
25% narrowing in spreads	(308)	99
50% narrowing in spreads	(210)	197
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and affiliated ceding companies credit spreads.

9.	Investments and Cash

Investment Portfolio

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Net investment income decreased due to lower reinvestment yields and lower overall invested asset balance. Accrued interest on investment portfolio and loan receivable from affiliate was $17 million and $16 million as of September 30, 2013 and December 31, 2012, respectively.

Net Investment Income

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Income from fixed maturity securities	$18	$22	$57	$67
Income from short-term investments	0	0	0	0
Interest income from loan receivable from affiliate	1	1	2	1
Gross investment income	19	23	59	68
Investment expenses	0	(1)	(1)	(2)
Net investment income	$19	$22	$58	$66

Net Realized Investment Gains (Losses)

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Gross realized gains on investment portfolio	$1	$4	$12	$11
Gross realized losses on investment portfolio	(1)	0	(10)	0
Other-than-temporary impairment ("OTTI")	0	0	(2)	0
Net realized investment gains (losses)	$0	$4	$0	$11

The following table presents the roll-forward of the credit losses of fixed maturity securities for which the Company has recognized OTTI and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses in the Investment Portfolio

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Balance, beginning of period	$0	$12	$13	$12
Additions for credit losses on securities for which an OTTI was not previously recognized	—	—	—	—
Reductions for securities sold during the period	—	—	(13)	—
Balance, end of period	$—	$12	$—	$12

Fixed Maturity Securities and Short Term Investments
by Security Type
As of September 30, 2013

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	7%	$138	$19	$(1)	$156	$—	AA+
Obligations of state and political subdivisions	9	193	7	(9)	191	0	AA
Corporate securities	29	611	28	(7)	632	0	A+
Mortgage‑backed securities(4):
RMBS	28	601	18	(7)	612	0	AA+
CMBS	14	303	12	(2)	313	—	AAA
Asset‑backed securities	5	108	3	0	111	—	AAA
Foreign government securities	1	16	0	0	16	—	AA
Total fixed maturity securities	93	1,970	87	(26)	2,031	0	AA
Short-term investments	7	140	0	0	140	—	AAA
Total investment portfolio	100%	$2,110	$87	$(26)	$2,171	$0	AA

Fixed Maturity Securities and Short Term Investments
by Security Type
As of December 31, 2012

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with OTTI	Weighted Average Credit Quality(3)
		(dollars in millions)
Fixed maturity securities:
U.S. government and agencies	8%	$174	$31	$0	$205	$—	AA+
Obligations of state and political subdivisions	9	192	24	0	216	1	AA
Corporate securities	25	540	51	0	591	0	A+
Mortgage‑backed securities(4):
RMBS	32	700	42	(1)	741	—	AA+
CMBS	14	309	24	0	333	—	AAA
Asset‑backed securities	4	98	4	(7)	95	0	A-
Foreign government securities	0	10	0	—	10	—	AA-
Total fixed maturity securities	92	2,023	176	(8)	2,191	1	AA
Short-term investments	8	169	0	—	169	—	AAA
Total investment portfolio	100%	$2,192	$176	$(8)	$2,360	$1	AA
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 15.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 70% of mortgage backed securities as of September 30, 2013 and 72% as of December 31, 2012 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The Company’s investment portfolio is substantially managed by four outside managers. As municipal investments are a material portion of the Company’s overall investment portfolio, the Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. Each of the portfolio managers perform independent analysis on every municipal security they purchase for the Company’s portfolio. The Company meets with each of its portfolio managers quarterly and reviews all investments with a change in credit rating as well as any investments on the manager’s watch list of securities with the potential for downgrade.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of September 30, 2013

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$12	$(1)	$—	$—	$12	$(1)
Obligations of state and political subdivisions	103	(9)	—	—	103	(9)
Corporate securities	130	(7)	—	—	130	(7)
Mortgage‑backed securities
RMBS	233	(7)	7	0	240	(7)
CMBS	46	(2)	—	—	46	(2)
Asset‑backed securities	10	0	—	—	10	0
Foreign government securities	6	0	—	—	6	0
Total	$540	$(26)	$7	$0	$547	$(26)
Number of securities		131		3		134
Number of securities with OTTI		—		—		—

Fixed Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2012

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(dollars in millions)
U.S. government and agencies	$14	$0	$—	$—	$14	$0
Obligations of state and political subdivisions	27	0	—	—	27	0
Corporate securities	6	0	—	—	6	0
Mortgage‑backed securities
RMBS	26	(1)	11	0	37	(1)
CMBS	5	0	—	—	5	0
Asset‑backed securities	—	—	26	(7)	26	(7)
Total	$78	$(1)	$37	$(7)	$115	$(8)
Number of securities		20		3		23
Number of securities with OTTI		—		—		—

Of the securities in an unrealized loss position for 12 months or more as of September 30, 2013, no security had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of September 30, 2013 are yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities by contractual maturity as of September 30, 2013 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of September 30, 2013

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$33	$34
Due after one year through five years	307	326
Due after five years through 10 years	515	535
Due after 10 years	211	211
Mortgage‑backed securities:
RMBS	601	612
CMBS	303	313
Total	$1,970	$2,031

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts for the benefit of reinsured companies which amounted to $1,715 million and $1,909 million as of September 30, 2013 and December 31, 2012, respectively.

Under certain derivative contracts, the Company is required to post eligible securities as collateral. The need to post collateral under these transactions is generally based on fair value assessments in excess of contractual thresholds. The fair value of the Company’s pledged securities totaled $1 million as of September 30, 2013 and December 31, 2012. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives, for the effect of the downgrade on collateral posted.

No material investments of the Company were non-income producing for Nine Months 2013 and 2012, respectively.

10.	Insurance Company Regulatory Requirements

In July 2013, affiliates of the Company completed a series of transactions that increased the capitalization of one affiliate, Municipal Assurance Corp. ("MAC"), to $800 million on a statutory basis, in order for MAC to commence writing business. As part of those transactions, Assured Guaranty (Bermuda) Ltd. ("AGBM"), a subsidiary of AGM, distributed substantially all of its assets, including the MAC shares, to AGM as a dividend; AGM sold AGBM to AG Re; and AGBM and AG Re merged, with AG Re as the surviving company. The sale of AGBM to, and subsequent merger with, AG Re were each effective as of July 17, 2013.
In addition, on July 15, 2013, AGM and its wholly-owned subsidiary, Assured Guaranty (Europe) Ltd. (together, the "AGM Group") were notified that the New York State Department of Financial Services (the “NYSDFS”) does not object to the AGM Group reassuming contingency reserves that they had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•
The AGM Group may reassume 33% of a contingency reserve base of approximately $250 million (the “NY Contingency Reserve Base”) in 2013, after July 16, 2013, the date on which the transactions for the capitalization of MAC were completed (the “Closing Date”).

•	The AGM Group may reassume 50% of the NY Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the NYSDFS.

•	The AGM Group may reassume the remaining 17% of the NY Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the NYSDFS.

At the same time, AGC was notified that the Maryland Insurance Administration does not object to AGC reassuming contingency reserves that it had ceded to AG Re and electing to cease ceding future contingency reserves to AG Re under the following circumstances:

•	AGC may reassume 33% of a contingency reserve base of approximately $267 million (the “MD Contingency Reserve Base”) in 2013, after the Closing Date.

•	AGC may reassume 50% of the MD Contingency Reserve Base in 2014, no earlier than the one year anniversary of the Closing Date, with the prior approval of the MIA and the NY DFS.

•	AGC may reassume the remaining 17% of the MD Contingency Reserve Base in 2015, no earlier than the two year anniversary of the Closing Date, with the prior approval of the MIA and the NY DFS.

The reassumption of contingency reserves by AGM Group and AGC permit the release of amounts from the AG Re trust accounts securing AG Re's reinsurance of the AGM Group and AGC. In Third Quarter 2013, AGM and AGC reassumed 33% of their respective contingency reserve bases as discussed above.

Dividend Restrictions and Capital Requirements

As of September 30, 2013, AG Re had unencumbered assets of approximately $255 million. AG Re maintains unencumbered assets for general corporate purposes, including placing additional assets in trust for the benefit of cedants to reflect declines in the market value of previously posted assets or additional ceded reserves. Unencumbered assets may decline in fourth quarter 2013 due to collateral posting requirements related to Detroit exposures. AG Re is an insurance company registered and licensed under the Insurance Act 1978 of Bermuda, amendments thereto and related regulations. Based on regulatory capital requirements, AG Re currently has $600 million of excess capital and surplus. As a Class 3B insurer, AG Re is restricted from distributing capital or paying dividends by the following regulatory requirements:

•	Dividends shall not exceed outstanding statutory surplus or $440 million.

•
Dividends on annual basis shall not exceed 25% of its total statutory capital and surplus (as set out in its previous year's financial statements) or $321 million unless it files (at least seven days before payment of such dividends) with the Bermuda Monetary Authority an affidavit stating that it will continue to meet the required margins.

•
Capital distributions on an annual basis shall not exceed 15% of its total statutory capital (as set out in its previous year's financial statements) or $126 million, unless approval is granted by the Bermuda Monetary Authority.

•
Dividends are limited by requirements that the subject company must at all times (i) maintain the minimum solvency margin and the Company's applicable enhanced capital requirements required under the Insurance Act of 1978 and (ii) have relevant assets in an amount at least equal to 75% of relevant liabilities, both as defined under the Insurance Act of 1978.

Dividends Paid

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Dividends paid by AG Re to AGL	$22	$41	$122	$111

11.	Income Taxes

Provision for Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO, AGMIC and AG Intermediary Inc. have historically filed a consolidated federal income tax return. AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company, as a member of its respective consolidated tax return group, will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2013. A discrete calculation of the provision is calculated for each interim period.

The effective tax rates reflect the proportion of income recognized by each of the Company’s operating subsidiaries, with U.S. subsidiaries taxed at the U.S. marginal corporate income tax rate of 35%.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative operating income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

12.	Reinsurance and Other Monoline Exposures

The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions.

Assumed and Ceded Business

The Company is party to reinsurance agreements as a reinsurer to other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria and to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination under these conditions, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Business.

Upon the occurrence of the conditions set forth in the first bullet above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

With respect to a significant portion of the Company’s in-force financial guaranty Assumed Business, based on AG Re's current ratings and subject to the terms of each reinsurance agreement, the ceding company may have the right to recapture Assumed Business ceded to AG Re and in most cases, assets representing the statutory unearned premium (net of ceding commissions) and loss reserves (if any), plus in certain cases to receive an additional ceding commission, associated with that business. As of September 30, 2013, AG Re had posted $314 million of collateral in trust accounts for the benefit of third party ceding companies and $999 million for the benefit of the affiliated companies, to secure its obligations under its reinsurance agreements, excluding contingency reserves. On February 14, 2013, AG Re posted an additional $27 million of collateral due to the January 2013 downgrade by Moody's of its financial strength rating to Baa1. At September 30, 2013, the amount of additional ceding commission for AG Re was $7 million.

The Company ceded a de minimis amount of business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Effect of Reinsurance on Statement of Operations

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(in millions)
Premiums Written:
Direct	$0	$3	$0	$5
Assumed	12	10	31	36
Net	$12	$13	$31	$41
Premiums Earned:
Direct	$2	$2	$6	$6
Assumed	33	38	107	104
Net	$35	$40	$113	$110
Loss and LAE:
Assumed	$37	$1	$86	$81
Net	$37	$1	$86	$81

Reinsurer Exposure

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed maturity securities that are wrapped by monolines and whose value may decline based on the rating of the monoline. At September 30, 2013, based on fair value, the Company had $3 million of fixed maturity securities in its investment portfolio insured by National Public Finance Guarantee Corporation and $1 million insured by Ambac Assurance Corporation ("Ambac").

Exposure by Reinsurer

	Ratings as of November 25, 2013		Par Outstanding as of September 30, 2013
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to- Pay Insured Par Outstanding	Assumed Par Outstanding (1)
	(dollars in millions)
Affiliated Companies	(2)	(2)	$—	$424	$95,509
Non-Affiliated Companies:
Ambac	WR	WR	—	1,605	17,321
MBIA Inc.	(4)	(4)	—	1,526	4,091
Financial Guaranty Insurance Company	WR	WR	—	696	1,393
Syncora Guarantee Inc.	WR	WR	—	538	146
CIFG Assurance North America Inc.	WR	WR	—	27	135
Radian Asset Assurance Inc.	Ba1	B+	—	2	—
Other	Various	Various	180	1,143	45
Total			$180	$5,961	$118,640
____________________

(1)	Includes $8,599 million in assumed par outstanding related to insured credit derivatives.

(2)	The affiliates of AG Re are AGC rated A3 (stable) by Moody's and AA- (stable) by S&P, and AGM rated A2 (stable) by Moody’s and AA- (stable) by S&P.

(3)	Represents “Withdrawn Rating.”

(4)	MBIA Inc. includes various subsidiaries which are rated A and B by S&P and Baa1, B1 and B3 by Moody’s.

Amounts Due (To) From Reinsurers
As of September 30, 2013

	Assumed Premium, net of Commissions	Assumed Expected Loss and LAE
	(in millions)
Affiliated companies	$137	$(180)
Non-Affiliated companies:
Ambac	66	(72)
MBIA Inc.	8	(2)
Financial Guaranty Insurance Company	7	(96)
Total	$218	$(350)

13.	Commitments and Contingencies

Legal Proceedings

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company or one of its affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or one of its affiliated ceding companies in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of their respective businesses, certain of the Company’s affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation" section of Note 5, Expected Loss to be Paid, as of the date of this filing, AGC and AGM have filed complaints against certain sponsors and underwriters of RMBS securities that AGC or AGM had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, failed to cure or repurchase defective loans and/or violated state securities laws. The amounts, if any, the affiliated ceding company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Proceedings Relating to the Company’s Financial Guaranty Business

The Company and its affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time.

In August 2008, a number of financial institutions and other parties, including AGM and other bond insurers, were named as defendants in a civil action brought in the circuit court of Jefferson County, Alabama relating to the County’s problems meeting its sewer debt obligations: Charles E. Wilson vs. JPMorgan Chase & Co et al (filed the Circuit Court of Jefferson County, Alabama), Case No. 01-CV-2008-901907.00, a putative class action. The action was brought on behalf of rate payers, tax payers and citizens residing in Jefferson County, and alleges conspiracy and fraud in connection with the issuance of the County’s debt. The complaint in this lawsuit seeks equitable relief, unspecified monetary damages, interest, attorneys’ fees and other costs. On January, 13, 2011, the circuit court issued an order denying a motion by the bond insurers and other defendants to dismiss the action. Defendants, including the bond insurers, have petitioned the Alabama Supreme Court for a writ of mandamus to the circuit court vacating such order and directing the dismissal with prejudice of plaintiffs’ claims for lack of standing. Currently, the litigation is stayed pending confirmation of Jefferson County's plan of adjustment or further court orders. In July 2013, Jefferson County filed its Chapter 9 plan of adjustment, disclosure statement, and motions to approve the disclosure statement and solicitation procedures with the bankruptcy court and in August 2103, the bankruptcy court approved Jefferson County's disclosure statement and related solicitation procedures. In October 2013, Jefferson County completed the plan approval solicitation process and, of the creditors entitled to vote on the plan and inclusive of all voting classes, over $3.9 billion in claims voted to accept the plan and the holders of less than $18 million in claims voted to reject the plan. On November 6, 2013, Jefferson County entered into supplements to the various plan support agreements and filed a revised plan of adjustment with the Bankruptcy Court in order to address changes in the municipal finance market, consumption patterns, and actual and projected revenues. On November 22, 2013, the Bankruptcy Court entered an order confirming the plan of adjustment. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from this lawsuit.

Beginning in July 2008, AGM and various other financial guarantors were named in complaints filed in the Superior Court for the State of California, City and County of San Francisco by a number of plaintiffs. Subsequently, plaintiffs' counsel filed amended complaints against AGM and AGC and added additional plaintiffs. These complaints alleged that the financial guaranty insurer defendants (i) participated in a conspiracy in violation of California's antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and created market demand for municipal bond insurance, (ii) participated in risky financial transactions in other lines of business that damaged each insurer's financial condition (thereby undermining the value of each of their guaranties), and (iii) failed to adequately disclose the impact of those transactions on their financial condition. In addition to their antitrust claims, various plaintiffs asserted claims for breach of the covenant of good faith and fair dealing, fraud, unjust enrichment, negligence, and negligent misrepresentation. At hearings held in July and October 2011 relating to AGM, AGC and the other defendants' demurrer, the court overruled the demurrer on the following claims: breach of contract, violation of California's antitrust statute and of its unfair business practices law, and fraud. The remaining claims were dismissed. On December 2, 2011, AGM, AGC and the other bond insurer defendants filed an anti-SLAPP ("Strategic Lawsuit Against Public Participation") motion to strike the complaints under California's Code of Civil Procedure. On July 9, 2013, the court entered its order denying in part and granting in part the bond insurers' motion to strike. As a result of the order, the causes of action that remain against AGM and AGC are: claims of breach of contract and fraud, brought by the City of San Jose, the City of Stockton, East Bay Municipal Utility District and Sacramento Suburban Water District, relating to the failure to disclose the impact of risky financial transactions on their financial condition; and a claim of breach of the unfair business practices law brought by The Jewish Community Center of San Francisco. On September 9, 2013, plaintiffs filed an appeal of the anti-SLAPP ruling on the California antitrust statute. On September 30, 2013, AGC, AGM and the other bond insurer defendants filed a notice of cross-appeal. The complaints generally seek unspecified monetary damages, interest, attorneys' fees, costs and other expenses. The Company cannot reasonably estimate the possible loss or range of loss, if any, that may arise from these lawsuits.

On April 8, 2011, AG Re and its affiliate AGC filed a Petition to Compel Arbitration with the Supreme Court of the State of New York, requesting an order compelling Ambac to arbitrate Ambac’s disputes with AG Re and AGC concerning their obligations under reinsurance agreements with Ambac. In March 2010, Ambac had placed a number of insurance policies that it had issued, including policies reinsured by AG Re and AGC pursuant to the reinsurance agreements, into a segregated account. The Wisconsin state court had approved a rehabilitation plan whereby permitted claims under the policies in the segregated account will be paid 25% in cash and 75% in surplus notes issued by the segregated account. Ambac had advised AG Re and AGC that it had and intended to continue to enter into commutation agreements with holders of policies issued by Ambac, and reinsured by AG Re and AGC, pursuant to which Ambac would pay a combination of cash and surplus notes to the policyholder. AG Re and AGC informed Ambac that they believed their only current payment obligation with respect to the commutations arose from the cash payment, and that there was no obligation to pay any amounts in respect of the surplus notes until payments of principal or interest are made on such notes. Ambac had disputed this position on one commutation. On April 15, 2011, attorneys for the Wisconsin Insurance Commissioner, as Rehabilitator of Ambac’s segregated account, and for Ambac filed a motion with Circuit Court of Dane County, Wisconsin, asking the Circuit Court to find AG Re and AGC to be in violation of an injunction protecting the interests of the segregated account by their seeking to compel arbitration on this matter and failing to pay in full all amounts with respect to Ambac’s payments in the form of surplus notes. On June 14, 2011, the Circuit Court issued an order granting the Rehabilitator’s and Ambac’s motion to enforce the injunction against AGC and AG Re and the parties filed a stipulation dismissing the Petition to Compel Arbitration without prejudice. AGC and AG Re have appealed the Circuit Court order to the Wisconsin Court of Appeals, which affirmed the Circuit Court's ruling on October 24, 2013. As a result of the ruling by the Court of Appeals, AG Re and AGC will not recover approximately $200,000 it had paid to Ambac in respect of the surplus notes.

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (“LBIE”) sued AGFP, an affiliate of AGC which in the past had provided credit protection to counterparties under credit default swaps. AGC acts as the credit support provider of AGFP under these credit default swaps. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. With respect to the 28 credit derivative transactions, AGFP calculated that LBIE owes AGFP approximately $25 million, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. LBIE is seeking unspecified damages. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the count relating to the remaining transactions. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF seek to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. AGM believes the terminations of the CDS and the calculation of the termination payment amounts were consistent with the terms of the ISDA master agreements between the parties. The Company cannot reasonably estimate the possible loss, if any, that may arise from this lawsuit.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid on insured certificates issued in the MASTR Adjustable Rate Mortgages Trust 2007-3 securitization. AGM estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 million, net of settlement payments and reinsurance in force; AGM has ceded a portion of this exposure to the Company.

14.	Credit Facility

Limited Recourse Credit Facilities

AG Re had a $200 million limited recourse credit facility for the payment of losses in respect of cumulative municipal losses (net of any recoveries) in excess of the greater of $260 million or the average annual Debt Service of the covered portfolio multiplied by 4.5%. The obligation to repay loans under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. AG Re terminated this credit facility effective March 5, 2013.

15.	Other Comprehensive Income

The following tables present the changes in the balances of each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2013	$66	$0	$66
Other comprehensive income before reclassifications	(9)	0	(9)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	0	0	0
Tax (provision) benefit	0	—	0
Total amounts reclassified from AOCI, net of tax	0	0	0
Net current period other comprehensive income	(9)	0	(9)
Balance, September 30, 2013	$57	$0	$57

Changes in Accumulated Other Comprehensive Income by Component
Third Quarter 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, June 30, 2012	$143	$2	$145
Other comprehensive income (loss)	30	(2)	$28
Balance, September 30, 2012	$173	$0	$173

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2013

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2012	$160	$1	$161
Other comprehensive income before reclassifications	(102)	(2)	(104)
Amounts reclassified from AOCI to:
Other net realized investment gains (losses)	(1)	1	0
Tax (provision) benefit	0	—	0
Total amounts reclassified from AOCI, net of tax	(1)	1	0
Net current period other comprehensive income	(103)	(1)	(104)
Balance, September 30, 2013	$57	$0	$57

Changes in Accumulated Other Comprehensive Income by Component
Nine Months 2012

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2011	$122	$5	$127
Other comprehensive income (loss)	51	(5)	$46
Balance, September 30, 2012	$173	$0	$173

16.	Subsequent Events

Subsequent events have been considered through November 26, 2013, the date on which these financial statements were issued.